EXECUTION VERSION

MASTER PURCHASE AGREEMENT

relating to the sale and purchase of 100% of the issued and outstanding shares in the capital of

THE ORGANIC CORPORATION B.V.

and

the sale and purchase of 100% of the membership interests in

TRADIN ORGANICS USA LLC

between

COÖPERATIE SUNOPTA U.A.

and

SUNOPTA HOLDINGS LLC

as the Sellers

SUNOPTA, INC.

as the Parent

and

AMSTERDAM COMMODITIES N.V.

as the Purchaser

25 November 2020

EXECUTION VERSION

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EXECUTION VERSION

Schedule 1 - List of Subsidiaries*

Schedule 2 - Calculation Base Purchase Price*

Schedule 3 - Completion Agenda*

Schedule 4 - Sellers' Warranties

Schedule 5 - Purchaser's Warranties

Schedule 6 - Tax Deed

Schedule 7 - Deed of Transfer*

Schedule 8 - Data carrier*

Schedule 9 - Key Employees*

Schedule 10 - Notary Letter*

Schedule 11 - Supply Agreement*

Schedule 12 - TSA*

Schedule 13 - US Assignment of Interests*

Schedule 14 - W&I Insurance Policy*

Schedule 15 - Organic Certificates*

Schedule 16 - Expert*

Schedule 17 - Restrictive Covenants Agreement*

Schedule 18 - Notices*

Schedule 19 - Locked Box Accounts and Pro Forma Combined Accounts*

Schedule 20 - Definitions and Interpretation

*

Certain schedules and attachments referenced in the Master Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and attachment will be furnished supplementally to the SEC upon request.

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EXECUTION VERSION

THIS MASTER PURCHASE AGREEMENT IS MADE ON 25 NOVEMBER 2020 BETWEEN:

(1) COÖPERATIE SUNOPTA U.A., a cooperative with excluded liability (coöperatie met uitgesloten aansprakelijkheid), incorporated under the Laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, its registered address at Stationsplein 51, 1012 AB Amsterdam, the Netherlands and registered with the commercial register of the Chamber of Commerce under file number 34291813 (the Dutch Seller);

(2) SUNOPTA HOLDINGS LLC, a limited liability company organized under the laws of the State of Delaware, having its company seat in Dover, Delaware, the United States of America, its registered address at National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, the United States of America and registered with the commercial register of the Delaware Secretary of State under file number 6399132 (the US Seller);

(3) SUNOPTA INC., a corporation incorporated under the laws of Canada having its registered address at Suite 800, 365 Bay Street, Toronto, ON M5H 2V1 and registered with Industry Canada under corporation number 446225-4 (the Parent); and

(4) AMSTERDAM COMMODITIES N.V., a public limited liability company (naamloze vennootschap met beperkte aansprakelijkheid), incorporated under the Laws of the Netherlands having its corporate seat in Rotterdam, the Netherlands, its registered address at Beursplein 37, 10e etage, 3011 AA Rotterdam, the Netherlands and registered with the commercial register of the Chamber of Commerce under file number 24191858 (the Purchaser).

The parties referred to under (1) through (4) are hereinafter collectively referred to as the Parties and each individually as a Party.

The Dutch Seller and the US Seller are hereinafter collectively referred to as the Sellers and each individually as a Seller.

WHEREAS:

(A) the Parent is the holder of 100% of the equity interests in the Dutch Seller and, indirectly, US Seller;

(B) the Dutch Seller is the holder of 100% of the issued and outstanding shares (the Shares) in the capital of The Organic Corporation B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the Laws of the Netherlands, having its corporate seat in Amsterdam, the Netherlands, its registered address at Stationsplein 51, 1012 AB Amsterdam, the Netherlands and registered with the commercial register of the Chamber of Commerce under file number 32063719 (the Company);

(C) the Company is the direct or indirect holder of the issued and outstanding shares in the capital of the subsidiaries (collectively the Subsidiaries);

(D) the US Seller is the direct holder of 100% of the membership interests (Interests) of Tradin Organics USA LLC, a limited liability company organized under the laws of the State of Delaware, having its company seat in Dover, Delaware, the United States of America, its registered address at National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, the United States of America and registered with the commercial register of the Delaware Secretary of State under file number 3184359 (Tradin US);

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(E) on the Premium Juice Transfer Date and effective as of 31 October 2020, SunOpta Grains and Foods Inc. (Grains and Foods) transferred certain assets and liabilities to Tradin US, pursuant to certain transfer documentation contained in the Data Room (the PJ Transfer Documentation), which assets and liabilities are exclusively used or held for use in connection with Grains and Foods' private label, consumer packaged not-from-concentrate organic and conventional orange juice, unflavoured electrolyte water, and organic lemonades and other citrus juices (the Premium Juice Business);

(F) the Group Companies are engaged in the sourcing, processing and sale of specialty and certified organic and non-organic food ingredients used primarily in applications serving the natural and organic food industry, and the Premium Juice Business (the Business);

(G) in connection with the contemplated sale and purchase of the Shares and Interests, the Parties would like to enter into a restrictive covenants agreement pursuant to which the Parties wish to agree upon certain restrictive covenants applicable to the Purchaser as from Completion (the Restrictive Covenants Agreement);

(H) in connection with the contemplated sale and purchase of the Shares and Interests, the Parties would like SunOpta Foods Inc. (SunOpta Foods) and Tradin US to enter into a supply agreement pursuant to which Sellers' Group will be supplied with certain products by the Purchaser's Group after Completion (the Supply Agreement);

(I) further, also in connection with the contemplated sale and purchase of the Shares and Interests, the Parties would like to enter into a transitional services agreement pursuant to which Sellers' Group will render certain services to Purchaser's Group after Completion (the Transitional Services Agreement or TSA);

(J) employees within the Company and Tradin US, including Key Employees, have extensive knowledge of the Retained Frozen Fruit Business, including the Sellers' current customers and information on quantities purchased and pricing to customers, and, as such employees had and following Completion shall, in the context of the Business, continue to have, access to relevant purchasing staff of such customers, it is essential to the Sellers that the information relating to the Retained Frozen Fruit Business shall not be used to the Sellers' disadvantage and that the Retained Frozen Fruit Business shall be protected from abuse of such information by the Purchaser and/or the Group Companies;

(K) the Purchaser has agreed on the terms and conditions of employment, management or retention agreements with the Key Employees;

(L) the Sellers gave the Purchaser and Representatives of the Purchaser: (i) access to the Data Room and the Disclosed Information for the purpose of reviewing such information; (ii) the opportunity to attend and participate in the management presentations, site visits and expert meetings with PwC; and, (iii) the opportunity to ask questions and receive answers to questions in the context of the due diligence investigation through the Data Room Q&A process (the Due Diligence Investigation);

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EXECUTION VERSION

(M) prior to the execution of this Agreement, the Purchaser, at its own cost, will take out the W&I Insurance Policy with AIG Europe (the W&I Insurance Provider);

(N) in respect of the transaction contemplated by this Agreement, the Parties have complied with their respective obligations pursuant to the Dutch Works Councils Act (Wet op de ondernemingsraden) and the SER Merger Code 2015 (het SER-Besluit Fusiegedragsregels 2015);

(O) the Parties have taken all corporate action required to be taken and have obtained all necessary internal and external approvals required to be obtained in respect of the transactions contemplated by this Agreement, save as explicitly set forth otherwise in this Agreement;

(P) the Purchaser has obtained the irrevocable undertaking (each such undertaking, an Irrevocable Undertaking) of certain major shareholders (each such major shareholder, a Major Purchaser Shareholder), jointly representing 34.6% of Purchaser's issued and outstanding share capital, to vote in favour of the Shareholder Resolutions at the GM (both as defined below); and

(Q) in consideration of the foregoing, the Sellers wish to sell to the Purchaser and the Purchaser wishes to purchase from the Sellers the Shares and Interests on the terms and subject to the conditions of this Agreement (the Transaction).

HAVE AGREED AS FOLLOWS:

1 Definitions and interpretation

Capitalized terms used in this Agreement have the meaning given thereto in Schedule 20 (Definitions and Interpretation), except where this Agreement provides otherwise.

2 Sale and purchase

2.1 Upon the terms and subject to the conditions of this Agreement:

2.1.1 the Dutch Seller hereby sells the Shares to the Purchaser and the Purchaser hereby purchases the Shares from the Dutch Seller; and

2.1.2 the US Seller hereby sells the Interests to the Purchaser and the Purchaser hereby purchases the Interests from the US Seller.

2.2 Subject to Completion having occurred and without prejudice to any other provisions of this Agreement, the sale and purchase of the Shares and Interests shall be for the risk and account (voor rekening en risico) of the Purchaser as from the Effective Date.

2.3 Upon the terms and subject to the conditions of this Agreement:

2.3.1 the Dutch Seller shall transfer title to the Shares to the Purchaser, free from Encumbrances and together with all rights attached to the Shares, and the Purchaser shall accept the same from the Dutch Seller, on the Completion Date through the execution and delivery of the Dutch Deed of Transfer before the Notary; and

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EXECUTION VERSION

2.3.2 the US Seller shall assign and transfer its entire right, title and interest in, to and under the Interests to the Purchaser, free from Encumbrances and together with all rights attached to such Interests, and the Purchaser shall accept the same from the US Seller, on the Completion Date through the execution and delivery of the US Assignment of Interests, in each case in accordance with the provisions of Clause 14.

2.4 The Parties are not obliged to complete the sale and purchase of the Shares and Interests unless (i) the sale and purchase of the Shares and Interest is completed simultaneously, (ii) the Supply Agreement is executed and (iii) the TSA is executed.

2.5 Prior to Completion, the Purchaser may designate an Affiliate of the Purchaser (the Purchaser Affiliate) to acquire the Shares and Interests pursuant to this Agreement. Immediately following such designation and Completion, the Purchaser Affiliate shall be bound by the respective terms, provisions and obligations of this Agreement and the terms, provisions and obligations of the Purchaser pursuant to the TSA and the Supply Agreement. For the avoidance of doubt, the Purchaser shall remain subject to and bound by the terms, provisions and obligations of this Agreement regardless of the actions of any of its Affiliates and, consequently, the Purchaser shall be jointly and severally liable for the due and punctual performance by the Purchaser Affiliate of any (payment) obligations under this Agreement, including the obligation to pay the Purchase Price, the Completion Payment and, if applicable, the Termination Payment.

3 Consideration

3.1 The total consideration payable by the Purchaser for the Shares and the Interests shall be an amount equal to the sum of:

3.1.1 EUR 261.2 million (the Base Purchase Price); plus

3.1.2 the Interest Amount; minus

3.1.3 the Leakage Amount (if any) notified by the Sellers to the Purchaser in accordance with Clause 5.2; minus

3.1.4 the Additional Leakage Amount (if any) as fully and finally determined in accordance with Clause 5.6 (the Additional Leakage Amount),

together the Purchase Price, and the sum of 3.1.1 through 3.1.3 plus the Refinancing Amount, if any, the Completion Payment.

3.2 At Completion, the Completion Payment shall be paid by the Purchaser in accordance with the Notary Letter.

3.3 As soon as practicable following the date of this Agreement, and in any event no later than 2 (two) Business Days prior to the Completion Date, the Purchaser and the Parent shall determine in good faith the allocation of the Purchase Price among the Shares and the Interests (the PPA). If the Purchaser and the Parent are unable to reach agreement on the PPA no later than 2 (two) Business Days prior to the Completion Date, the PPA shall be referred to an Expert for expert determination (bindend advies) in accordance with the provisions of Schedule 16 (Expert). For the avoidance of doubt, the provisions of this Clause 3.3 do not constitute a condition to Completion.

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EXECUTION VERSION

3.4 As soon as practicable, and in any event not later than sixty (60) days after the Completion Date, the Purchaser shall, for U.S. federal income tax purposes, prepare for the Parent's review and comments a proposed allocation of the Purchase Price among the assets of Tradin US and prepared in accordance with applicable Law, including Section 1060 of the US IC Code and the U.S. Treasury regulations promulgated thereunder (the Proposed U.S. Tax Allocation). The Parent shall have the right to consent or object to the Proposed U.S. Tax Allocation during the thirty (30) day period immediately following delivery of the Proposed Allocation. If the Parent delivers a notice of objection to the Purchaser during that thirty (30) day period, the Purchaser and the Parent shall negotiate in good faith to resolve their differences with respect to the Proposed U.S. Tax Allocation. If the Parent makes no objection during that thirty (30) day period or the Purchaser and the Parent agree on an allocation within the thirty (30) day period following the Parent's delivery of such a notice of objection, the Proposed U.S. Tax Allocation or the agreed allocation, as applicable, shall be final and binding on the Parent, on behalf of itself and the Sellers, and the Purchaser (the Agreed-Upon Allocation). If the Purchaser and the Parent are unable to reach agreement on the Proposed U.S. Tax Allocation within thirty (30) days following the delivery to the Purchaser of the Parent's notice of objection to the Proposed U.S. Tax Allocation, the allocation shall be determined by a Tax Expert pursuant to Schedule 16 (Expert) using customary valuation methodologies, provided, however, that the Tax Expert shall make its determination within thirty (30) days following the date on which the Tax Expert is selected. The determination made by the Tax Expert of the allocation shall be, absent manifest error, final and binding on the Parent, on behalf of itself and the Sellers, and the Purchaser (the Final Allocation). The Agreed-Upon Allocation and the Final Allocation, as applicable, may be revised by mutual agreement of the Purchaser and the Parent, from time to time following the determination thereof, so as to reflect any matters that need updating (such as any Purchase Price adjustments).

3.5 Each of the Parent, the Purchaser and each of their respective Affiliates shall for U.S. federal income tax purposes (i) be bound by the Agreed-Upon Allocation or Final Allocation, as applicable, for purposes of determining any Taxes, and (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Agreed-Upon Allocation or Final Allocation, as applicable. None of the Parent, the Purchaser or their respective Affiliates shall for U.S. federal income tax purposes take any position inconsistent with the Agreed-Upon Allocation or Final Allocation, as applicable, in any Tax Return, in any Tax refund claim, in any Tax litigation or administrative proceeding, or otherwise unless required applicable Law or by final determination by an applicable Tax Authority, provided, however, that nothing contained herein shall prevent the Purchaser or the Parent from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Agreed-Upon Allocation or Final Allocation, and neither the Purchaser nor the Parent shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such proposed deficiency or adjustment by any Tax Authority.

4 Conditions Precedent

4.1 The obligation of the Parties to effect the Completion is subject to the satisfaction of each of the following conditions (opschortende voorwaarden) (the Completion Conditions).

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EXECUTION VERSION

Merger Clearance Condition

4.2 Notifications to the competition authorities in Germany, The Netherlands and the United State of America pursuant to applicable competition Laws shall have been made and all waiting periods with respect to such notifications shall have expired and each relevant authority (the Merger Clearance Condition):

4.2.1 shall have rendered a decision permitting the execution, performance and the consummation of the transactions contemplated by this Agreement with or without requiring any conditions or obligations on the Purchaser; or

4.2.2 shall have rendered a decision stating that no clearance is required; or

4.2.3 shall not have rendered a decision within the applicable time periods provided that under the relevant Law unconditional clearance is thereby implied; or

4.2.4 shall have referred the matter to any other competent authority in accordance with the relevant Law and clearance subsequently shall have been given in accordance with Clauses 4.2.1, 4.2.2 or 4.2.3.

4.3 Without prejudice to Clause 4.4, the Purchaser undertakes to and agrees with the Sellers that it shall:

4.3.1 file the relevant notifications necessary to satisfy the Merger Clearance Condition within five (5) Business Days after the date of this Agreement;

4.3.2 provide as soon as reasonable practicable any additional information and documentation that may be requested by any authority in connection with the Merger Clearance Condition; and

4.3.3 accept all conditions, obligations or other requirements imposed or contained in any decision by any relevant authority and make such offers to the relevant authority as may be necessary to remedy their concerns (if any), provided always that such conditions, obligations or requirements and/or offers are on terms reasonably satisfactory to the Purchaser acting in good faith.

For the avoidance of doubt, any action that the Purchaser shall or is required to take in respect of this Clause 4.3 shall be without prejudice to the provisions of this Agreement, including any agreement on the Purchase Price.

4.4 The Purchaser undertakes to and agrees with the Sellers that it shall, except where it concerns confidential, commercially sensitive or inside information:

4.4.1 provide the Sellers and their Representatives with draft copies of all notifications and communications to any relevant authority and take into account any reasonable suggestions of the Sellers;

4.4.2 keep the Sellers reasonably informed on the status and progress of the relevant notifications and provide the Sellers and their Representatives with copies of any written communications (including any notifications) from or to any relevant authority; and

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EXECUTION VERSION

4.4.3 allow the Sellers and/or their Representatives to attend all meetings and to participate in all telephone and other conversations with such relevant authority as an observer, insofar as permitted by applicable Law.

4.5 The Sellers shall as soon as reasonably possible provide all necessary information and assistance reasonably requested by the Purchaser to satisfy the Merger Clearance Condition.

4.6 The Purchaser shall bear all filing fees and other costs relating to the satisfaction of the Merger Clearance Condition and shall also bear all costs, penalties (including penalties imposed on a Group Company) and fines resulting from not making or not timely or not correctly making any filing, registration or notification that is required or advisable under any applicable competition Law or to secure review or clearance of the transactions contemplated by this Agreement by any relevant authority, except to the extent resulting from incorrect or incomplete information or documentation provided by the Sellers to the Purchaser.

4.7 In the event that the Purchaser elects not to make any of the filings, registrations or notifications referred to in Clause 4.3 in any jurisdiction where it is determined at any time after the date of this Agreement that any such filing should have taken place, such election shall be at the sole risk of the Purchaser and the Purchaser shall bear all costs (relating to penalties for the Group Companies or Purchaser), penalties and fines and liabilities of any nature whatsoever (whether imposed on the Purchaser, the Sellers and/or the Company) resulting from not making such filing, registration or notification, except to the extent that such election by the Purchaser was made on the basis of incorrect or incomplete information or documentation provided by the Sellers to the Purchaser or the Sellers having omitted to provide or having untimely provided the Purchaser with any relevant information or documentation in the context of such filing requested by the Purchaser, in which case any such costs, penalties, fines and liabilities of any other nature whatsoever shall be borne by the Sellers.

4.8 As soon as reasonably practicable after having become aware that the Merger Clearance Condition has been satisfied, the Purchaser shall give notice thereof to the Sellers. If the Purchaser becomes aware of anything that will or may prevent the Merger Clearance Condition from being satisfied, it shall as soon as reasonably practicable notify the Sellers thereof.

The Sellers' Completion Condition

4.9 In addition to the Merger Clearance Condition, the obligation of the Sellers to effect the Completion is subject to:

4.9.1 no order, stay, injunction, judgment, ruling or decree being in effect that has the effect of preventing, delaying or otherwise prohibiting Completion.

The Purchaser's Completion Conditions

4.10 In addition to the Merger Clearance Condition, the obligation of the Purchaser to effect the Completion is subject to the satisfaction of each of the following Completion Conditions:

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EXECUTION VERSION

4.10.1 the general meeting of shareholders of the Purchaser having approved the acquisition of the Group Companies by the Purchaser in accordance with section 107a of Book 2 DCC;

4.10.2 the general meeting of shareholders of the Purchaser having designated the Board of the Purchaser as the competent body to (A) resolve upon the issue of up to ordinary shares in the capital of the Purchaser representing up to (but less than) 20% of the issued share capital of the Purchaser (Purchaser Shares) and/or granting rights to subscribe for such Purchaser Shares and (B) to limit and exclude statutory pre-emption rights in respect of any issue of Purchaser Shares and/or any granting of rights to subscribe for such Purchaser Shares (together with the Completion Condition under 4.10.1, the Shareholder Resolutions); and

4.10.3 no order, stay, injunction, judgment, ruling or decree being in effect that has the effect of preventing, delaying or otherwise prohibiting Completion.

Responsibility to Satisfy the Completion Conditions

4.11 Parties shall use their reasonable best efforts to procure that the Completion Conditions are satisfied as soon as possible after signing this Agreement. If at any time any Party becomes aware of any fact, matter or event which might prevent a Completion Condition from being satisfied before Completion, it shall immediately inform the other Party in writing.

4.12 The Purchaser shall procure that its shareholders will be invited at a general meeting to vote on the Shareholder Resolutions to be held on a date to be determined by the Purchaser, but in any event prior to 22 December 2020 (the GM). To enable the shareholders of the Purchaser to take an informed decision at the GM, the Purchaser shall prepare GM materials setting out the background to and details of the transactions contemplated by this Agreement. The Purchaser shall consult with Sellers regarding the contents of the GM materials and shall consider any reasonable amendments or suggestions made by Sellers.

4.13 The Purchaser shall allow the Sellers (and/or its advisors) to be present at the GM.

4.14 With respect to the responsibility to satisfy the Completion Conditions, the following applies:

4.14.1 the Merger Clearance Condition referred to in Clause 4.2 cannot be waived by any of the Parties;

4.14.2 the Sellers' Completion Condition referred to in Clause 4.9 is for the benefit of the Sellers and may only be waived prior to or on the Completion Date by the Seller;

4.14.3 the Purchaser's Completion Conditions referred to in Clause 4.10 are for the benefit of the Purchaser and may only be waived prior to or on the Completion Date by the Purchaser.

Consequences

4.15 In the event that the Completion Conditions are not satisfied on or before the Long Stop Date or if it transpires that the Completion Conditions cannot be satisfied and cannot or will not be waived before the Long Stop Date, or if the GM does not adopt the Shareholder Resolutions, each Party may, unless such Party is in material breach of any of its obligation under this Agreement, by serving written notice to the other Party, terminate (beëindigen) this Agreement in accordance with Clause 15.

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EXECUTION VERSION

5 No Leakage

5.1 The Sellers warrant to the Purchaser that as from the Effective Date up to and including the date of this Agreement no Leakage has occurred (other than as set out in the Leakage Statement) and the Sellers covenant and undertake to the Purchaser that during the period as from the date of this Agreement until the Completion Date no Leakage shall occur, except for Permitted Leakage.

5.2 No later than on the 3rd Business Day prior to the date on which Completion is envisaged to take place, the Sellers shall deliver to the Purchaser a written statement (Leakage Statement) setting out the items compromising Leakage, the calculation of the Leakage Amount including, to the extent possible, the corresponding Leakage Tax Benefit, and including sufficient detail so as to enable the Purchaser to verify the Leakage Amount. The Leakage Amount so notified shall be binding for purposes of determining the Completion Payment, but shall be subject to challenges (if any) in accordance with the provisions of this Clause 5.

5.3 In the event that Completion is deferred beyond the intended Completion Date in accordance with the terms of this Agreement and a Leakage Statement has been delivered to the Purchaser prior to such deferral occurring, the Sellers shall no later than on the 5th Business Day prior to the rescheduled Completion Date deliver a revised Leakage Statement in accordance with Clause 5.2 and the Leakage Statement previously submitted shall be deemed to have been withdrawn and cease to apply.

5.4 Without prejudice to Clause 5.2, the Sellers undertake to the Purchaser to notify the Purchaser in writing as soon as reasonably possible prior to Completion upon becoming aware of any Leakage from the Effective Date until Completion.

5.5 Subject to Clause 5.9, in case of Leakage in breach of Clause 5.1 which was not deducted from the Purchase Price pursuant to Clause 3.1.4 and Clause 5.2 (Additional Leakage), the Sellers shall pay to the Purchaser, as an exclusive remedy, an amount equal to the corresponding Leakage Amount plus interest over the Leakage Amount against the Interest Rate over the period as from the date the Leakage occurred up to the date on which the Additional Leakage is fully paid to the Purchaser in accordance with this Clause 5 (together the Additional Leakage Amount) on a euro-for-euro basis, for the avoidance of doubt, taking into account any corresponding Leakage Tax Benefit.

5.6 Any notice (Additional Leakage Amount Statement) by the Purchaser given after Completion regarding the Additional Leakage Amount must be made within nine (9) months of the Completion Date. For the avoidance of doubt, the Sellers shall not be liable to reimburse the Purchaser in respect of (i) any Permitted Leakage; or (ii) any Additional Leakage notified after the expiry of nine (9) months after the Completion Date.

5.7 The Additional Leakage Amount Statement shall set out the items comprising the Additional Leakage in sufficient detail so as to enable the Sellers to verify the Additional Leakage Amount. For the avoidance of doubt, if and to the extent the Purchaser disputes any amount of Leakage Tax Benefit taken into account (or in the event no Leakage Tax Benefit was taken into account, disputes the absence of any Leakage Tax Benefit) when calculating the Leakage Amount as notified by the Sellers to the Purchaser pursuant to Clause 5.2, such disputed Leakage Tax Benefit shall also constitute Additional Leakage and the amount of the Leakage Tax Benefit so disputed by the Purchaser shall be considered the Additional Leakage Amount, and the provisions of this Clause 5 shall apply mutatis mutandis to the disputed Leakage Tax Benefit.

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5.8 If the Sellers disagree with the Additional Leakage Amount set forth in the Additional Leakage Amount Statement, they shall notify the Purchaser in writing within twenty (20) Business Days after receipt of the Additional Leakage Amount Statement that they dispute the Additional Leakage Amount and specifying: (i) each item of Leakage or Leakage Tax Benefit, as applicable, in the Additional Leakage Amount Statement with which the Sellers disagree stating reasons; and (ii) the amount of adjustment proposed by the Sellers (the Notice of Disagreement). The Notice of Disagreement shall be in sufficient detail so as to enable the Purchaser to verify the amount of adjustment proposed by the Sellers and the basis for such an amount.

5.9 The scope of the Sellers' disagreement with the Additional Leakage Amount will be solely and exclusively determined by the Notice of Disagreement. Each item in the Additional Leakage Amount Statement not referenced in the Notice of Disagreement shall be binding and final on the Parties for all purposes and shall be paid by the Sellers in accordance with Clauses 5.5 and 5.12.

5.10 After receipt by the Purchaser of the Notice of Disagreement, the Sellers and Purchaser shall, in good faith, attempt to reach agreement on the terms referred to in the Notice of Disagreement within twenty (20) Business Days, failing which the items still in dispute shall be resolved and the (part of the) Additional Leakage Amount that is still in dispute shall be determined by the Independent Expert or Tax Expert, as applicable, in accordance with Schedule 16 (Expert).

5.11 The Purchaser shall procure that, the Independent Expert or Tax Expert, as applicable, shall be granted access, at reasonable times and on reasonable notice, to all books and records, premises, storage facilities and relevant personnel of the Group Companies and any other information relating to the Group Companies which may be reasonably required to enable them to agree on or determine the Additional Leakage Amount in accordance with this Clause, and shall be entitled to make copies as they may reasonably require in connection therewith. The Purchaser shall procure that the Sellers shall be granted such access to the extent necessary to determine the Additional Leakage Amount in accordance with this Clause 5.

5.12 The Sellers shall ensure that the Additional Leakage Amount (to the extent not already paid) agreed or determined in accordance with this Clause, if any, is paid to the Purchaser within five (5) Business Days after such agreement or determination.

6 Pre-Completion

6.1 During the period as from the date of this Agreement up to and including the Completion Date, (i) the Dutch Seller shall procure in its capacity as direct shareholder of the Company and indirect shareholder of the Group Companies to cause that each Dutch Group Company and (ii) the US Seller shall procure in its capacity as direct holder of the Interests to cause that Tradin US:

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EXECUTION VERSION

6.1.1 carries on its respective business in the ordinary course and consistent with past practice in all material respects;

6.1.2 preserves its present business organizations, lines of business and uses its reasonable best efforts to preserve its relationships with employees, relevant trade unions, any relevant Regulatory Authority, including any Tax Authority, material customers, material suppliers and other third parties material to the Business, in each case in the ordinary course of business;

6.1.3 complies with applicable Law, Permits and Material Contracts;

6.1.4 acts consistent with the business plan and budget as disclosed in the Disclosed Information;

6.1.5 exercise reasonable efforts to obtain a waiver of any applicable change of control provision included in any of the agreements regarding the Assumed Debt and keep the Purchaser fully informed of all such efforts;

6.1.6 continue the remediation of the environmental violations that have been detected in respect of Crown of Holland B.V., including but not limited to the violations stipulated in the letter of the environment agency of Noord-Holland Noord (de omgevingsdienst Noord-Holland Noord) (the Environment Agency) on 25 November 2019; and

6.1.7 does not:

a) amend its articles of association or similar constitutional documents or adopt any shareholders' resolution impacting the Group Companies outside the ordinary course of business, other than those resolutions which are required in respect of the Transaction;

b) allot, issue, redeem or repurchase any shares, interests, loan capital or securities convertible into or exchangeable for rights to subscribe for shares in the share capital or grant any option or other right to subscribe for shares, interests or loan capital except with respect to a Group Company to or for the benefit of a Group Company;

c) enter into any agreement with any person giving that person the right to share in its profits;

d) create, incur, increase, renew, amend, restate, grant or assume any debt other than (i) with respect to any revolving borrowings within the existing borrowing limits under the financing agreements described under (A) and (B) below (together the Financing Documents) and (ii) an amendment and restatement of (A) the credit agreement, governed by the laws of the state of New York originally dated 11 February 2016, as lastly amended and restated by a restatement agreement on 28 January 2020 between, amongst others, SunOpta Foods, Inc. as U.S. parent borrower, the Company as Dutch parent borrower, Bank of America, N.A. as U.S. administrative agent, collateral agent and U.S. issuing bank, Bank of America, N.A. (acting through its Canada branch) as Canadian administrative agent and Canadian issuing bank and Bank of America, N.A. (acting through its London branch) as Dutch administrative agent and Dutch issuing bank, Rabobank Nederland (acting through its Canadian branch) and Bank of Montreal as co-syndication agents and JPMorgan Chase Bank, N.A. as documentation agent and (B) the facility agreement governed by the laws of Bulgaria dated 22 May 2013 was entered into between SunOpta Foods Bulgaria EOOD as borrower and ING Bank N.V. as bank, which was lastly amended by an annex dated 31 August 2020, and pursuant to which the borrowing limit shall be increased to an amount of approximately EUR 12,000,000, in each case on the proviso that such amendments and restatements shall not materially affect any of the Group Companies or impede the obtaining of the release as provided for in Clause 13;

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e) assume, guarantee or otherwise become liable for the obligations of, or make any loans or advances to any other person not being a Group Company other than inventory purchases in the ordinary course of business, which shall include purchases in advance for receipt of goods, waive or release or otherwise dispose of any right without adequate consideration or make any donation in excess of EUR 50,000 (fifty thousand euro) in aggregate;

f) acquire any share(s) or other interest in any company, joint venture or partnership;

g) enter into a legal merger or demerger;

h) enter into any agreement under which it assumes liability outside the ordinary course of business consistent with past practice and other than inventory purchases in the ordinary course of business which shall include purchases in advance for receipt of goods;

i) create any Encumbrance over any of its shares, interests or assets, except for any Encumbrances pursuant to the Financing Documents and otherwise in the ordinary course of business;

j) declare or make any distributions from its profit, capital and/or reserves;

k) make any payment of management charges, consulting, service or other fees to any member of the Sellers' Group, unless such has been effected in the ordinary course of business and/or on an arm's length basis;

l) hire or terminate or dismiss any Service Provider with a gross annual compensation in excess of EUR 125,000 (one hundred twenty-five thousand euro), transfer the employment or engagement of any Service Provider to any Affiliate of a Group Company (other than a Group Company), or transfer the employment or engagement of any Key Employee, manager or director of an Affiliate of a Group Company (other than a Group Company) to a Group Company,

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m) (i) accelerate the vesting, funding or payment of any compensation or benefits to any Service Provider, (ii) enter into, adopt, amend or terminate any Employee Benefit Plan, or (iii) except as required by Law and other than customary annual increases in salaries in the ordinary course of business, amend any of the terms of employment of any Service Provider or award any bonuses to any Service Provider;

n) adopt any collective bargaining agreement social plan;

o) acquire or dispose of any (i) material business, or part thereof, or (ii) material assets, other than in the ordinary course of business and in line with past practice;

p) incur any capital expenditure which is EUR 125,000 (one hundred and twenty five thousand euro) over budget of the relevant Group Company or make any capital contribution, other than to a Group Company, which is EUR 125,000 (one hundred and twenty five thousand euro) over budget of the relevant Group Company;

q) enter into, amend or terminate any material lease;

r) enter into, terminate or amend any Material Contracts save for the contemplated new pension arrangement entering into force on 1 January 2021 in accordance with the proposal made by BeFrank PPI N.V. set out in folder 6.4.27 of the Data Room;

s) permit any of its material insurance policies to lapse or to become void or voidable; change its (Tax) accounting procedures, principles or practices except as required by Dutch GAAP, US GAAP or applicable Law or manner keeping its (Tax) books, accounts or records, except to the extent required by applicable Law;

t) collect its receivables or pay its creditors other than in the ordinary course of business;

u) dissolve or liquidate or issue a petition for its own bankruptcy or suspension of payments;

v) change its Tax residency;

w) (i) make, enter into, request, terminate or amend any election, rulings, compromises, settlement or other agreement with a Tax Authority or otherwise related to Tax regarding any of the Group Companies; (ii) file any amended Tax Return regarding any of the Group Companies (including any Tax Return filed on behalf of the Dutch CIT Fiscal Unity or the Dutch VAT Fiscal Unity) except in a manner consistent with past practice, in compliance with applicable Law; (iii) surrender any right to claim a refund of Taxes of any of the Group Companies (as far as these relate to any period starting from the Effective Date or starting prior to the Effective Date, but ending after the Effective Date), (vi) consent to any extension or waiver of the limitation period applicable to any Taxes of any of the Group Companies (as far as these relate to any period starting from the Effective Date or starting prior to the Effective Date, but ending after the Effective Date), or (vii) take any other similar action relating to the filing or the payment of any Tax of any of the Group Companies (as far as these relate to any period starting from the Effective Date or starting prior to the Effective Date, but ending after the Effective Date); and

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x) agree, conditionally or otherwise, to do any of the foregoing,

in each case save: (i) with the prior written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed, and (ii) as otherwise contemplated by this Agreement.

When requested to grant its consent pursuant to Clause 6.1.7 and provided that such request was sent by e-mail to the designated Representative of the Purchaser, being Eric Smit at esmit@acomo,nl the Purchaser shall as soon as possible and in any event within five (5) Business Days after such request inform the relevant Seller in writing whether or not it consents to the proposed action (such consent not to be unreasonably withheld or conditioned), and if not, stating reasons, failing which the Purchaser's consent will be deemed to have been given.

6.2 The Sellers shall not be in breach of Clause 6.1 if (i) the relevant Seller can demonstrate that it could not reasonably have acted otherwise without materially adversely affecting the Business or without foregoing a material adverse benefit to the Business and/or (ii) the relevant Seller or Group Company was not reasonably able to timely request the consent of the Purchaser or await a response from the Purchaser to such request without material detriment to the Business or without foregoing a material benefit to the Business, in which case the relevant Seller shall inform the Purchaser of any such action as soon as possible thereafter.

7 SunOpta Stock Option Plan

7.1 Reference is made to: (i) the Amended 2013 SunOpta Stock Incentive Plan, as amended, (the Stock Incentive Plan), (ii) the individual award agreements between the relevant Service Providers and the Parent or any of its Subsidiaries (the Award Agreements) and (iii) any other agreement or arrangement that contains provisions modifying the terms of the Stock Incentive Plan or the Award Agreements, including retention letters and employment agreements (Other Agreements and, together with the Stock Incentive Plan and the Award Agreements, the Parent Equity Agreements). Pursuant to the Parent Equity Agreements, the Parent is authorized to issue a variety of forms of equity awards, including stock options (Stock Options), Restricted Stock Units (RSUs) and Performance Stock Units (PSUs, and together with the Stock Options and the RSUs, the Equity Awards).

7.2 At the Completion Date, except as otherwise expressly included in the Other Agreements, for purposes of the Parent Equity Arrangements all Service Providers will be deemed to have their employment or service with Parent or a Subsidiary of Parent terminated for a reason other than total disability or death. The Sellers and Parent undertake towards the Purchaser to procure the vesting, exercise and termination of any outstanding Equity Awards as of the Completion Date subject to the terms of the Parent Equity Agreements.

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7.3 The Purchaser's Group will not have any liability with respect to the Parent Equity Arrangements, the Equity Awards or any Service Providers in connection with any Equity Awards and the Sellers and Parent hereby undertake to fully indemnify and hold harmless the Purchaser's Group from any liabilities, costs or expenses, including any Taxes, incurred by any member of the Purchaser's Group as a result of or otherwise in connection with the Parent Equity Arrangements, the Equity Awards and the termination and/or settlement of the Equity Awards.

8 Premium Juice Business

8.1 The Sellers warrant and represent to the Purchaser (i) that the Premium Juice Business has been transferred to Tradin US on the PJ Transfer Date in accordance with the PJ Transfer Documentation (and that Closing as defined therein has been completed) and (ii) that SunOpta Foods contributed capital to Tradin US in an amount equal to the Purchase Price paid by Tradin US for the Premium Juice Business (as defined in the PJ Transfer Documentation)

9 Organic Certificates

9.1 The Sellers shall do all things as may be required to procure that the Organic Certificates issued in the name of entities part of Sellers' Group (and not in the name of the Group Companies) in respect of the Business (including for the avoidance of doubt the Premium Juice Business) listed in Schedule 14 are transferred (or newly issued) to Tradin US (the Tradin US Organic Certificates) prior to Completion and the Sellers shall keep the Purchaser fully informed of all its efforts in this respect in the period between the date of this Agreement and Completion. To the extent this process has not been fully completed at the Completion Date, (i) the Sellers shall continue, at their own costs, such efforts after Completion; (ii) the Purchaser shall procure that the Group Companies shall reasonably cooperate with the Sellers to complete this process; and (iii) the Sellers shall cooperate with the Purchaser in order to ensure that the Purchaser and the Group Companies can continue the Business uninterrupted as of Completion until all such Tradin US Organic Certificates have been transferred to or issued in the name of Tradin US, including, at the request of the Purchaser, by agreeing that the products for which Tradin US does not yet have the Tradin US Organic Certificates in its name will continue to be sold by the entities within Sellers' Group, for the benefit of Tradin US.

10 Funding of the Purchase Price

10.1 The Purchaser shall not and shall procure that no other member of the Purchaser's Group shall:

10.1.1 terminate the Financing Agreements;

10.1.2 amend and/or restate the terms and conditions of the Financing Agreements (including any change to any financing parties, a reduction in the amount of their financial commitments or any changes to, or the inclusion of any conditions precedent or draw stops to, the utilisation of the financing at Completion), unless such amendment and/or restatement would not make the timely availability of financing sufficient to fund the Completion Payment uncertain in any way and provided that such amendment and/or restatement would not otherwise materially affect the interest of the Sellers; and

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10.1.3 take any other action which will make the timely availability of financing sufficient to fund the Completion Payment uncertain.

10.2 The Purchaser shall, and shall procure that each member of the Purchaser's Group shall take all steps necessary to arrange or obtain the financing pursuant to the terms and conditions of the Financing Agreements including those actions required to satisfy any conditions precedent under the Financing Agreements as soon as reasonably practicable and in any event no later than three (3) Business Days before the date on which Completion is envisaged to take place pursuant to Clause 14.1, except for those actions and conditions precedent which by their nature may only be taken and only be fulfilled at or just prior to Completion.

10.3 Notwithstanding anything in this Agreement to the contrary, the Purchaser's obligation to consummate the Transaction is not conditional upon the Purchaser's receipt of any financing undertaken in connection therewith and the Purchaser acknowledges its obligations to consummate the Transaction on the terms and subject to the conditions set out in this Agreement, regardless of the availability of, or the ability to obtain, funding.

11 Information

11.1 Prior to Completion to the extent permitted pursuant to applicable competition Laws, the Sellers shall:

11.1.1 procure that, to the extent necessary to enable the Purchaser to comply with its obligations under this Agreement, the Purchaser, its representatives and advisers are given reasonable access to the management, the properties and to the books and records of the Group Companies at such times during normal business hours on any Business Day on reasonable notice to the Sellers;

11.1.2 provide such information regarding the businesses and affairs of the Group Companies as the Purchaser may reasonably require in connection with this Agreement; and

11.1.3 in connection with the Share Issue and the GM materials that will be prepared for the GM, provide and procure that the Group Companies will provide to the Purchaser all cooperation and information as soon as reasonably practicable upon reasonable request by the Purchaser, including inter alia, to the extent applicable: (i) cooperation with customary marketing efforts, including (A) participating in a reasonable number of meetings, prospectus drafting sessions, due diligence sessions, presentations and "roadshows" and (B) preparing a prospectus, GM materials and other materials in connection therewith and preparation of pro forma financial information for the financial year 2019 and, if and when required, other pro forma financial information (ii) the provision of (with a right to use) and early access to financial information customary for the Share Issue or required by regulatory authorities and interim consolidated financial statements for quarterly and year-to-date periods with a review thereof by the auditors, (iii) obtaining the assistance of the auditors (including by providing customary representations and assurances to them) to provide customary comfort letters (including negative assurance comfort) and use their reports in a manner customary for a Share Issue and providing and executing such documents as may be reasonably requested by Purchaser, (iv) providing such information regarding Seller, the Group Companies, Tradin US or any Affiliate of Seller or the Group Companies or Tradin US that is required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations and the internal policies of underwriting banks and (v) providing such additional support and documents, and/or causing third parties to provide such additional support and documents, as are customarily required in connection with the Share Issue and the GM.

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12 Settlement intercompany relations

12.1 Ultimately at Completion, the Sellers shall procure that each relevant member of the Sellers' Group as the case may be, shall have repaid or repay any amount owed by it to any Group Company, whether due for repayment or not, except for any trade accounts payable in the ordinary course of business, and in each case without any additional costs, expenses or damage for any of the Group Companies. For the avoidance of doubt, the amount to be so repaid by the relevant members of the Sellers' Group shall include any intercompany payable balances to Tradin US, the intercompany receivable of which was acquired by Tradin US in the transfer of the Premium Juice Business

12.2 Ultimately at Completion, the Sellers shall procure that each Group Company shall have repaid or repay as the case may be, any amount owed by it to any relevant member of the Sellers' Group, whether due for repayment or not, except for accrued management fees to the extent relating to the period prior to the Effective Date and any trade accounts payable in the ordinary course of business, and in each case without any additional costs, expenses or damage for any of the Group Companies.

12.3 Ultimately at Completion (and prior to execution and delivery of the Dutch Deed of Transfer), the Sellers shall procure that each relevant Group Company shall have been released or is released from all guarantees, sureties, indemnities, pledges or other forms of security on the assets of each Group Company, if any, given by them in respect of obligations of any member of the Sellers' Group.

13 Refinancing

13.1 At Completion, the Purchaser shall or shall procure that: the relevant Group Companies are provided with funds representing an amount equal to the Financing Indebtedness (the Refinancing Amount), and the Purchaser and the Sellers shall procure (i) that the Refinancing Amount shall be applied fully for settling and discharging the Financing Indebtedness, and (ii) the full and final releasing of any Encumbrances created in respect of the Financing Indebtedness, in each case in accordance with the Notary Letter and/or any documents promulgated thereunder.

13.2 The Parties shall provide each other with such assistance as may be necessary to enable such settlement and release. The Sellers shall procure that the Purchaser is provided with evidence at or prior to Completion that all existing financial indebtedness of the Group Companies (other than the Assumed Debt) has been or will be repaid on the Completion Date and that all existing guarantees and security rights granted by the Group Companies and/or granted over the Shares or the Interests have been or will be released on the Completion Date prior to execution and delivery of the Dutch Deed of Transfer.

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13.3 No later than five (5) Business Days prior to the Completion Date, the Sellers shall deliver to the Purchaser or procure the delivery to the Purchaser by the relevant Group Companies of a written statement setting out all items comprising the Financing Indebtedness.

14 Completion

14.1 Completion shall take place on the 5th Business Day after the later of:

14.1.1 the day on which the Completion Conditions have been satisfied or waived; and

14.1.2 such other date as the Parties may agree in writing,

(the Completion Date).

14.2 Prior to the Completion Date, the Parties and the Notary shall enter into the Notary Letter.

14.3 At Completion, the Parties shall perform all actions or procure the performance of all actions as set out in Schedule 3 (Completion Agenda), it being understood and agreed that (i) any actions set forth therein which have already been performed before Completion, shall be deemed to have been performed at Completion and (ii) each of the actions set forth therein shall be conditional upon the completion of the performances of all other actions expressed to be performed, executed or delivered at Completion in accordance with this Clause 14.3.

14.4 Each Party shall, at its own cost and expense, perform all such further acts and execute all such further documents as shall be necessary to fully effect the transactions contemplated by this Agreement.

14.5 If the Sellers on the one hand or the Purchaser on the other hand fail to perform or procure the performance of any of the actions set forth in the Completion Agenda and the performance of such action or actions is not waived by the other Party on the Completion Date, the Purchaser may if one or more of the Sellers failed to perform and the Sellers may if the Purchaser failed to perform, without prejudice to any other rights and remedies available to it pursuant to this Agreement or applicable Law, by written notice to the other Party:

14.5.1 terminate (beëindigen) this Agreement with immediate effect;

14.5.2 effect Completion on the Completion Date insofar as practicable having regard to the default(s) that have occurred; or

14.5.3 demand that the Party not performing shall perform the relevant actions as soon as possible, but ultimately within ten (10) Business Days after the date set for Completion, resulting in: (i) a postponed Completion on the 10th Business Day following the date such action is completed, in which case the provisions of this Agreement apply as if the date to which Completion is postponed is the date initially set for Completion, or (ii) termination (beëindiging) of this Agreement with immediate effect by the Purchaser (in case the defaulting party is a Seller) or the Sellers (in case the defaulting Party is the Purchaser), if the defaulting Party has not performed the relevant actions within such period.

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15 Termination

15.1 If this Agreement is terminated (beëindigd) pursuant to Clauses 4.15 or 14.5, this Agreement shall be of no further force and effect, except for this Clause 15.1 and Clauses 1 (Definitions and Interpretations), 25 (Confidentiality), 27 (Notices and other announcements to the Parties), 32 (Fees and costs), 33 (Entire agreement; amendments), 34 (Miscellaneous provisions), 35 (Applicable Law) and 36 (Settlement of disputes), which shall remain in full force and effect, and no Party shall have any claim hereunder of any nature whatsoever against the other Party, save (i) as provided for in this Clause 15, (ii) in respect of accrued rights and/or liabilities arising from a breach of this Agreement or (iii) as otherwise expressly provided herein, and the non-disclosure agreement entered into the Purchaser and the Parent dated June 21, 2019 shall be considered to have been in full force and effect as from the date of signing thereof and the term included in the non-disclosure agreement shall be considered to terminate one (1) year after the termination of this Agreement.

15.2 If this Agreement is terminated by Sellers pursuant to Clause 14.5, the Purchaser shall immediately forfeit to Sellers a termination fee in the amount equal to 1% (one per cent) of the enterprise value set forth in the EV-to-Equity Bridge attached hereto as Schedule 2 (Calculation Base Purchase Price) (the Termination Payment). The Termination Payment shall not be subject to mitigation and shall be in addition and without prejudice to any other rights, claims and remedies available to Sellers under or otherwise in connection with this Agreement and under applicable law, including any right to claim compensation for damages within the meaning of section 96 of Book 6 et seq. DCC.

16 Post-Completion

16.1 The Purchaser undertakes that it will keep all the Group Companies' books, accounting records, bank statements, other documents, information and data carriers, relating to the period up to the Completion Date, in good condition, for a period of seven (7) years from the Completion Date or such longer period as may be prescribed by applicable Law or, if dispute(s) should arise with respect to this Agreement which would require such period to be extended, for the period that is required to finally and definitively settle such dispute(s).

16.2 The Purchaser undertakes that each member of the Purchaser's Group shall allow the Sellers and their Representatives, upon reasonable written notice, reasonable access to the offices and facilities of the relevant Group Companies during normal business hours on a Business Day to such books, records and other information, including the right to inspect and take copies (at the Sellers' expense), to the extent such access is reasonably required by the Sellers in connection with this Agreement, for any tax audit, the preparation of financial statements or any legal proceedings at the level of the Sellers' Group. The Purchaser shall not be required to provide access to any information it deems inside information (voorwetenschap) within the meaning of Regulation (EU) 596/2014 of the European Parliament and the Council of 16 April 2014 on market abuse, including any rules and regulations promulgated thereunder (the MAR).

16.3 The Sellers shall, and shall procure that their Affiliates shall, retain for a period of seven (7) years from Completion, all books, records and other written information that are in their possession at Completion and relate to the Group Companies or their assets, liabilities and/or business, including for the avoidance of doubt the Premium Juice Business. The Sellers shall and shall procure that the Sellers' Group shall allow the Purchaser and members of the Purchaser Group and their representatives and agents, upon reasonable written notice, reasonable access during normal business hours to such books, records and other information, including the right to inspect and take copies.

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16.4 Within five (5) Business Days of the Completion Date, the Sellers and Sellers' shareholders shall:

16.4.1 cease, and shall procure that each member of Sellers' Group shall cease, the use of the names "Tradin", "Tradin Organic", "Trabocca", "SunVado" and "SunAvo", for any and all purposes whatsoever, whether commercially or otherwise, including but not limited to the use of such names as company name, trade name, on stationery and in domain names; and

16.4.2 to the extent applicable, change their registered address to the effect such address is no longer the same as the (registered) address of the Group Companies.

16.5 If during a period of twelve (12) months from Completion in respect of certain items of which it is evident that they belong to the Business (including, for the avoidance of doubt, the Premium Juice Business) it appears that the title thereto at the time of Completion was held by another entity of the Parent Group instead of any of the Group Companies, or in respect of certain items and/or liabilities of which it is evident that they do not belong to the business of the Group Companies it appears that the title thereto was at the time of Completion held by any of the Group Companies instead of another entity of the Parent Group, such items and/or liabilities shall be transferred by the Sellers to the Purchaser, or, at the option of the Purchaser to the relevant member of the relevant company in the Purchaser Group, or by the Purchaser or the relevant Group Company or Tradin US to a company in the Parent Group, as the case may be, without any adjustment of the Purchase Price and without any consideration being due in relation to such transfer (as such consideration is deemed to have been part of the Purchase Price).

16.6 The Purchaser acknowledges that, effective as of Completion, the Group Companies shall no longer be covered under all insurance policies currently maintained by the Sellers' Group and that the Group Companies shall be responsible for obtaining their own insurance coverage for the period as from the Completion Date. Subject to Completion, and from and after the Completion Date, Sellers shall, at the written request of the Purchaser, which request shall be duly substantiated, and on the terms and subject to the conditions of the insurance policies, pursue any claims under any insurance policies maintained by the Sellers Group that cover the Group Companies or any of the Service Providers of the Group Companies (the Retained Insurance Policies), arising out of or relating to events, occurrences or accidents having occurred prior to the Completion Date, but only to the extent, in the reasonable opinion of the Sellers, coverage is available under such Retained Insurance Policies. The Purchaser shall notify the Sellers as soon as reasonably practicable after a damage has occurred which it believes to be covered by the Sellers' Group Retained Insurance Policies and include all such information Sellers may reasonably require for assessing such claim on its merits. The Sellers shall keep the Purchaser reasonably informed on the status of any such insurance claims and shall as soon as reasonably practicably provide the Purchaser with copies of all material written communications regarding such insurance claims. The Purchaser shall procure that the relevant Group Company provides all such information and assistance as Sellers or the insurer may reasonably require in respect of any such insurance claim. In the event that any insurance claim under Retained Insurance Policies also relates to the Sellers' Group, the Purchaser and the Sellers shall discuss in good faith on the conduct of such insurance claim (Joint Insurance Claim) and any actions to be taken in this respect. Except in relation to any Joint Insurance Claims, the Sellers shall take no action with respect to any such insurance claims or compromise or settle any such insurance claim unless directed to do so by the Purchaser or to which the Purchaser has consented to, which consent the Purchaser may not withhold, delay or condition unduly or unreasonably. Except in relation to any Joint Insurance Claims (in which case Sellers and Purchasers shall agree in good faith on actions to be taken), the Sellers shall take all reasonable lawful actions in respect of such insurance claims as are reasonably requested by the Purchaser, including the enforcement of such insurance claims against insurers providing the Retained Insurance Policies, using legal counsel selected by the Purchaser, in consultation with the Sellers, and at the cost of the Purchaser. The Sellers shall pay, after Completion having occurred, to the Purchaser (acting on behalf of the relevant Group Company), as soon as reasonably practicable after receipt by a member of Sellers' Group, the proceeds actually received prior to or after the Completion Date under any Retained Insurance Policy specifically relating to the Group Companies or any of the Service Providers of the Group Companies (the Retained Insurance Proceeds). The Sellers shall be entitled to deduct from such Retained Insurance Proceeds any reasonable costs incurred by the Sellers in relation to pursuing a claim under a Retained Insurance Policy for the benefit of Purchaser or any Group Company. For the avoidance of doubt, nothing contained in this Clause 16.6 shall be construed to prevent any Seller to terminate or not renew any Retained Insurance Policy after the Completion Date.

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16.7 The Purchaser shall procure that it shall request the Environment Agency to revoke the order subject to a penalty (last onder dwangsom) that has been imposed on Crown of Holland B.V. by letter of 13 December 2019, on the date that is one (1) year after the last environmental violation has been remedied and confirmed by the Environment Agency in respect of the violations ascertained on 25 November 2019, or such later date in case new violations are ascertained after such date. The Purchaser shall procure in its capacity as indirect shareholder of Crown of Holland B.V. to cause that Crown of Holland B.V. shall continue the remediation of the environmental violations that have been detected in respect of Crown of Holland B.V., including but not limited to the violations stipulated in the letter of the Environment Agency on 25 November 2019, and including the completion of all steps identified in the step plan disclosed in the Data Room with reference number 4.3.2.3. (the Step Plan) and in accordance with such Step Plan.

17 Due Diligence Investigation

The Purchaser acknowledges and confirms that:

17.1.1 the form, scope, substance and outcome of the Due Diligence Investigation has been such that the Purchaser wishes to enter into this Agreement on the terms set forth therein;

17.1.2 for the purposes of the Due Diligence Investigation, the Purchaser and its Representatives have had opportunity (i) to review the Disclosed Information and (ii) to submit questions to and receive answers from the Sellers on matters that they deemed proper and necessary for the purpose of entering into this Agreement; and

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17.1.3 the Purchaser and its Representatives have obtained information that they deemed relevant for the purpose of the Purchaser entering into this Agreement.

18 Sellers' Warranties

18.1 Subject to Clause 18.5, the Dutch Seller hereby warrants (garanderen) to the Purchaser that: (i) the Dutch Warranties are true and accurate on the date of this Agreement and (ii) the Dutch Warranties will be true and accurate on the Completion Date by reference to the facts and circumstances then existing.

18.2 Subject to Clause 18.5, the US Seller hereby warrants (garanderen) to the Purchaser that: (i) the US Warranties are true and accurate on the date of this Agreement and (ii) the US Warranties will be true and accurate on the Completion Date by reference to the facts and circumstances then existing.

18.3 No Sellers' Warranty shall be limited by the contents of another Sellers' Warranty. Each Sellers' Warranty shall be construed as separate and independent. The Purchaser is at all times free to decide which Sellers' Warranty or Sellers' Warranties to invoke in case of a Breach which is covered by more than one Sellers' Warranty, or to invoke another provision of this Agreement.

18.4 The Purchaser acknowledges and agrees that:

18.4.1 the Sellers' Warranties are the only warranties, representations or other assurances of any kind given by or on behalf of the Sellers or any other member of the Sellers' Group and that they are in lieu of, cancel and supersede any other warranties, representations or other assurances of any kind (i) given at any occasion, whether in writing or verbally, express or implied, or (ii) provided by Law (including but not limited to the provisions of Book 7 part 1 DCC), if any;

18.4.2 the Sellers make no warranty or representation as to the accuracy of, without limitation, forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or its Representatives in the Disclosed Information;

18.4.3 other than the Sellers' Warranties, no statement (written or oral) made by or on behalf of the Sellers or any other member of the Sellers' Group may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this Agreement.

18.5 The relevant Seller shall not be liable for a Breach to the extent that any member of the Purchaser's Group or its Representatives were or should have been aware of such Breach, because the facts and/or circumstances giving rise thereto were known to the Purchaser or any member of the Purchaser's Group or any of their Representatives on the basis of the Disclosed Information to the extent Fairly Disclosed.

18.6 The Sellers' Warranties are given by the Sellers with the knowledge that the Purchaser is relying thereon in connection with the Transaction.

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19 Liability of the Sellers

19.1 In case of a Breach or a Tax Claim, and subject to Completion occurring, the relevant Seller shall be liable to the Purchaser for any and all Damages and/or Tax Liabilities incurred by the Purchaser or any of member of the Purchaser's Group as a consequence of such Breach or Tax Claim. The Purchaser's sole remedy towards the relevant Seller shall be a claim for compensation of Damages and/or Tax Liability, as applicable, in respect of such Breach or Tax Claim.

19.2 The Purchaser shall as soon as possible, but ultimately within thirty (30) Business Days after it becomes aware of a Breach or any fact, matter or circumstance that will or may give rise to a Breach give written notice to the relevant Seller by issuing a Claim Notice. Such Claim Notice shall contain all reasonably necessary details of such Breach (to the extent known to the Purchaser), including the Purchaser's reasonable estimate of the amount of the Damages and an indication as to whether any insurance cover or third party recourse would be available in respect of the Breach and all other information reasonably necessary to enable the relevant Seller to assess the merits of the Breach. Any failure of the Purchaser to issue a Claim Notice within the aforementioned period shall not release the relevant Seller from its liability under the Sellers' Warranties on the basis that it has not been given timely notice of a claim, but shall reduce the Damages by the amount of the damage attributable to such failure or delay.

19.3 The relevant Seller shall not be liable under, pursuant to or in connection with a claim under this Agreement if and to the extent such liability would not have arisen but for:

19.3.1 an intentional act or omission of the Purchaser or any member of the Purchaser's Group after Completion, unless required by Law or carried out in the ordinary course of business;

19.3.2 a failure of the Purchaser or any member of the Purchaser's Group to comply with its obligation under section 101 of Book 6 DCC to use reasonable efforts to avoid or mitigate any damages;

19.3.3 any change after Completion (i) of the financial year of a Group Company or a non-mandatory change in its accounting methods or policies or (ii) in Law after the date hereof; and/or

19.3.4 the Purchaser, or any other member of the Purchaser's Group incites third parties to make a Third Party Claim.

19.4 In calculating the amount of the Sellers' liability in respect of any Breach, such liability shall be reduced if and to the extent in respect of the matter giving rise to such Breach:

19.4.1 any amount that has been actually recovered, after having reasonably pursued a recoverable claim, under insurance policies or from any other party (other than a Tax Authority);

19.4.2 the amount of any Tax Benefit that is directly connected with the matter giving rise of the Breach;

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19.4.3 the amount of a specific provision for the matter of the deficiency, cost or loss has been made in the Locked Box Accounts;

19.4.4 any actual savings or other quantifiable financial benefit accrued to any members of the Purchaser's Group; and/or

19.4.5 is based upon a liability which is contingent only, provided that if such contingent liability as a result of Breach materializes, whether or not prior to the end of the relevant claim period set out in Clause 19.5, this limitation shall not apply.

19.5 The liability of the Sellers under, pursuant to or in connection with this Agreement shall be limited as follows:

19.5.1 no liability shall exist:

a) in respect of a Breach of the Fundamental Warranties, unless such Breach is notified in writing by the Purchaser to the relevant Seller within five (5) years following the Completion Date;

b) in respect of a Tax Claim, unless such claim is notified in writing by the Purchaser to the relevant Seller within three (3) months after the expiry of the applicable statute of limitations; and/or

c) in respect of a Breach of any Sellers' Warranty other than the Fundamental Warranties or the Tax Warranties, unless such Breach is notified in writing by the Purchaser to the relevant Seller within eighteen (18) months following the Completion Date;

19.5.2 subject to any other limitations set out in this Agreement no liability shall exist: (i) in respect of a Breach (other than the Tax Warranties), unless the amount of its liability under this Agreement in respect of such claim exceeds an amount of EUR 35,000 (thirty five thousand euro); and (ii) in respect of a Breach of the Tax Warranties and/or a claim under the Tax Indemnity, unless the amount of its liability under this Agreement in respect of such claim exceeds an amount of EUR 125,000 (hundred twenty-five thousand euro);

19.5.3 the aggregate maximum possible liability of the Sellers shall (i) in respect of a Breach of the Sellers' Warranties shall, in view of the Purchaser's recourse in such case against the W&I Insurance Provider, not exceed an amount equal to the Deductible, provided that the maximum aggregate liability of Sellers for any Breach of the Sellers' Warranties (other than the Fundamental Warranties) as per the Completion Date, which Breach did not yet exist at the date of this Agreement, shall be limited to EUR 1 (one euro), (ii) in respect of a claim under a Tax Indemnity not exceed an amount equal to the Purchase Price minus any amount paid out to the Purchaser or its Affiliates under the W&I Insurance and (iii) in respect of any other claims under or in connection with this Agreement never exceed an amount equal to 100% of the Purchase Price;

19.6 Payments by the relevant Seller pursuant to this Clause 19 shall be taken or made respectively, within thirty (30) Business Days from receipt of a Claim Notice issued by the Purchaser in accordance with Clause 19.2, unless the relevant Seller disputes such Claim Notice within such period in a duly substantiated manner. In such case, payment shall be made or the relevant action shall be taken within twenty (20) Business Days from the earlier of (i) the Parties having reached an amicable settlement in respect of the relevant matter or (ii) a binding arbitral award in respect of such claim.

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19.7 If any payment made by the Sellers to the Purchaser under this Agreement forms part of the Purchaser's or a Group Company's taxable profit (or reduces their Tax losses) the Sellers shall pay to the Purchaser or the relevant Group Company such additional amount (taking into account any Tax payable in respect of such additional amount) as will ensure that the Purchaser or the relevant Group Company receives and retains a net amount equal to the full amount which it would have received and retained had the payment not formed part of the Purchaser's or the relevant Group Company's taxable profit (or reduced its Tax losses).

19.8 All sums payable by the Sellers to the Purchaser or any of the Group Companies or by the Purchaser to the Sellers pursuant to this Agreement shall be paid free and clear of any deductions or withholdings whatsoever save only as may be required by applicable Law. Where any non-U.S. deduction or withholding is required by applicable Law to be made by the Sellers or the Purchaser, such Party shall be obliged to pay to the other Party such greater sum as will, after such deduction or withholding, leave the other Party with the same amount as it would have been entitled to receive in the absence of any such deduction or withholding. Where any U.S. deduction or withholding is required by applicable Law to be made by the Sellers or the Purchaser, such Party shall give the other Party commercially reasonable notice of any such anticipated deduction or withholding (together with the legal basis therefor), provide the other Party with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and reasonably cooperate with the other Party in good faith to attempt to reduce any such amounts that would otherwise be deducted and withheld pursuant to this Clause 19.8.

19.9 Nothing in this Agreement shall limit the liability of the Sellers in the event of fraud (bedrog), or wilful misconduct (opzet) on the part of the Sellers, or, prior to Completion, the Group Companies or its directors, representatives and employees.

19.10 The Sellers shall not be liable in respect of a Breach, unless the Purchaser in the absence of the claim being satisfied, settled or withdrawn, has commenced legal proceedings within six (6) months after the relevant claim period set out in Clause 19.5.

19.11 The Purchaser shall not be entitled to recover from the Sellers more than once in respect of the same fact, matter or event giving rise to any obligation or liability of the Sellers, also if, in respect of the Sellers' Warranties, more than one Sellers' Warranty is breached.

19.12 If a liability arises for the Sellers pursuant to or in connection with this Agreement including pursuant to a Breach, but excluding a Tax Claim, as a result of, or in connection with, a Third Party Claim, then:

19.12.1 The Purchaser shall immediately inform the Sellers thereof in writing as soon as reasonably practicable after it becomes aware of the Third Party Claim and the Parties shall consult on the course of action to be taken (the Third Party Claim Notice).

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19.12.2 The Purchaser shall have the right to assume the conduct of any appeal, dispute, compromise or defense of the Third Party Claim and of any incidental negotiations (which shall not imply that the Seller accepts liability towards the Purchaser), it being understood that it shall:

a) consult with the Sellers in relation to the conduct of any appeal, dispute, compromise or defense of the Third Party Claim;

b) take all such measures necessary to avoid and limit the liability of each of the Group Companies as much as possible in close consultation with the relevant Seller; and

c) not settle or admit any liability without the prior written consent of the relevant Seller, it being understood that the Purchaser shall lose its right to claim Damages in relation to the relevant Breach if a settlement or admission of liability is agreed upon without the prior written consent of the relevant Seller, which consent the relevant Seller may not withhold unreasonably.

19.12.3 Each of the Parties shall bear its own costs in connection with a Third Party Claim, unless it is finally decided that the alleged liability does not qualify as a Breach, or if the Purchaser is not allowed to recover such liability from the relevant Seller under this Agreement, in which case the Purchaser shall compensate the relevant Seller for all reasonable costs incurred (including legal fees and expenses) in connection with the handling of the Third Party Claim.

19.13 The Purchaser agrees that neither it nor any other member of the Purchaser's Group has any right against, and shall not make, and shall procure that no other member of the Purchaser's Group makes, any claim against any (former or current) employee, director or officer of the Sellers or any other member of the Seller's Group in connection with this Agreement or the Transaction, except in the event of fraud (bedrog) and willful misconduct (opzet) by such Person, and then only towards that specific Person and only for that specific claim.

19.14 The Parent shall be jointly and severally liable for the due and punctual performance by the Sellers of any of their respective payment obligations under this Agreement, including any obligation to pay Damages and/or Tax Liabilities if so determined in accordance with this Agreement (the Obligations). If so requested by the Purchaser, the Parent shall satisfy the Obligations and shall be in default of its obligations by operation of law if it fails to do so.

20 Specific Indemnities

20.1 Subject to Completion, the Sellers shall indemnify and hold harmless the Purchaser from and against:

20.1.1 any liabilities, including Tax Liabilities, costs or expenses incurred by any of the Group Companies as a result of or in connection with the liquidation of SunOpta Food (Dalian) Ltd.;

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20.1.2 any penalty, fines or other damages forfeited by Crown of Holland B.V. as a consequence of a violation by Crown of Holland B.V. of environmental regulations as stipulated in the letter of the Environment Agency of 25 November 2019 (as disclosed in the Data Room), to the extent those violations have occurred prior to the Completion Date;

20.1.3 any costs or expenses (including for the avoidance of doubt, reasonable costs of legal and other advisors) in excess of the amount of EUR 613,000 (six hundred and thirteen thousand euro) incurred by Crown of Holland B.V. in relation with execution of the step plan disclosed in the Data Room with reference number 4.3.2.3. (the Step Plan) and limited to remedying the environmental violations stipulated in the letter of the Environment Agency of 25 November 2019. For the avoidance of doubt, the Sellers shall not be liable for any additional actions or steps identified by Purchaser post-Completion which are not stipulated in the Step Plan, save to the extent those steps relate to the same environmental violations as referred to in said letter and requested to be taken by the Environmental Agency;

20.1.4 any liabilities, damages, costs or expenses (including for the avoidance of doubt reasonable costs of legal and other advisors) incurred by the Purchaser and/or any of the Group Companies after the Effective Date in respect of Organic Certificates in respect of the Business not being in the name of Tradin US.

21 W&I Insurance Policy

21.1 The Purchaser acknowledges and agrees that:

21.1.1 save as otherwise contemplated by this Agreement, it shall rely on the W&I Insurance Policy for any liability in respect of a Breach of the Sellers' Warranties and neither the Purchaser nor any member of the Purchaser's group shall have any recourse against the Sellers or any member of the Seller's Group in excess of the Deductible for Breaches of the Warranties, including in case such Claim is not or not fully covered or excluded under the W&I Insurance Policy or because of any other unavailability of cover under the W&I Insurance Policy or recourse thereunder for whatever reason; in respect of any claims under the Tax Indemnity, the Sellers shall only be liable for any claim under the Tax Indemnity if such claim is not or not fully covered or is excluded under the W&I Insurance Policy or because of any other unavailability of cover under the W&I Insurance Policy (and subject to Clause 19.5.4);

21.1.2 the premium of any W&I Insurance Policy, and any Tax in respect thereof, will be for the account of the Purchaser and the Purchaser shall be responsible for payment thereof;

21.1.3 any failure on the part of the Purchaser to enter into, or to comply with the terms of the W&I Insurance Policy, shall not create or increase the Sellers' liability pursuant to or in relation to this Agreement in any way;

21.1.4 two (2) Business Days before Completion, the Dutch Seller and the US Seller shall deliver to the Purchaser a written notice either setting out specific disclosures against the US Warranties and the Dutch Warranties, to the extent these disclosures relate to facts and/or circumstances that occurred after the Signing Date, or if there are no specific disclosures to be made, a confirmation confirming that, to the best knowledge of the Sellers, there are no facts, matters or circumstances identified that would cause the Sellers' Warranties to be no longer true and accurate on the Completion Date (the Bring-down Disclosure Letter);

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21.1.5 the Purchaser shall procure that any W&I Insurance Policy (i) determines that the W&I Insurance Provider cannot be subrogated in the rights of the Purchaser, except in the event of fraud and (ii) includes an irrevocable third-party stipulation for no consideration (onherroepelijk derdenbeding om niet) for the benefit of the Sellers, the Company, Tradin US and their respective Representatives, that the W&I Insurance Provider shall not claim from any such person, in connection with any claim for a Breach or any Tax Claim, save to the extent that such claim arises from fraud by such person in connection with the giving of such Sellers' Warranties or the Tax Deed, and then only towards that specific Person. The Purchaser covenants that it will not amend or waive this provision or any other term of the W&I Insurance Policy without the Sellers' prior written consent; and

21.1.6 any unavailability of the W&I Insurance Policy or recourse thereunder for whatever reason shall not create or increase the Sellers' liability pursuant to or in relation to this Agreement in any way.

22 The Purchaser's Assurances

22.1 The Purchaser hereby warrants (garandeert) to the Sellers that the Purchaser's Warranties are true and accurate on the date of this Agreement and will also be true and accurate on the Completion Date.

22.2 In the event of a breach of any of the Purchaser's Warranties, or non-fulfilment by the Purchaser of any other obligation under this Agreement, the Purchaser shall indemnify and hold the Sellers harmless from any and all Damages.

23 Tax

Without prejudice to the Tax Warranties, the provisions of Schedule 6 (Tax Deed) shall apply in respect of Taxes.

24 Sellers' Restrictive Covenants

24.1 The Sellers and the Parent hereby agree that from the Completion Date and continuing for twenty-four (24) months from the Completion Date (the Restricted Period), they shall not and shall cause their Affiliates not to, directly or indirectly, as an agent, consultant, director, equity holder, manager, co-partner or in any other capacity, own, operate, manage, control, engage in, invest in, or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any Person), or otherwise assist any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage anywhere in the countries in which any of the Group Companies is actively selling its products and services as of the date hereof in a business that (i) sources, processes and sells specialty and certified organic food ingredients used primarily in applications serving the natural and organic food industry; or (ii) that sources, processes and bottles organic or conventional not-from-concentrate organic and conventional orange juice, unflavored electrolyte water, and organic lemonades and other citrus juices (the Sellers' Restricted Business), provided, however, that nothing contained herein is intended to interfere with the Sellers or their Affiliates current business operations or shall be construed to prevent the Sellers or their Affiliates from (x) selling any ingredients as part of their current business operations, including but not limited to, fruit ingredients, sunflower ingredients, plant-based ingredients such as oat and soy, or beverages containing citrus and other juices that are not-from-concentrate organic and conventional orange juice, unflavored electrolyte water, and organic lemonades and other citrus juices, or (y) investing in the equity of any entity so long as the Sellers are not involved in the business of said entity and the Sellers and their Affiliates do not own more than 5% of the equity of such entity.

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24.2 During the Restricted Period, the Sellers and the Parent shall not and shall cause their Affiliates not to, directly or indirectly, as agent, consultant, director, equity holder, manager, co-partner or in any other capacity without the prior written consent of the Purchaser, employ, engage, recruit or solicit for employment or engagement, any employee employed or engaged by the Group Companies in connection with the Sellers' Restricted Business. Nothing contained herein shall preclude the solicitation or hiring of any such employee who:

24.3 responds to a general solicitation of employment not targeted specifically at Purchaser's Group or its employees; or

24.4 has not been employed by the Purchaser's Group for one hundred twenty (120) days prior to the date of such solicitation or hiring.

24.5 Notwithstanding anything to the contrary in this Clause 24, the Sellers or any of their Affiliates may acquire (whether by acquisition of assets, merger or otherwise) an interest in any Person for whom revenues from any Sellers' Restricted Business represented an amount no more than $50,000,000 (fifty million U.S. dollar) per annum, save in the event such Person operates in the plant based ingredients industry (a Plant Based Acquisition) on the proviso that the revenue part of the Plant Based Acquisition which is (i) consumed by the Sellers' Group, (ii) represents grains or legumes, shall be disregarded for revenue calculation purposes.

25 Purchaser's Restrictive Covenants

25.1 At Completion, the Parties shall enter into the Restrictive Covenants Agreement attached to this Agreement as Schedule 17 (Restrictive Covenants Agreement) pursuant to which certain Purchaser's restrictive covenants shall be imposed on the Purchaser.

26 Confidentiality

26.1 Subject to Clause 26.2, and except for the Parties' right to make a public announcement in respect of the transactions contemplated by this Agreement to the extent agreed between the Parties in advance, none of the Parties shall provide any information to third parties or make any public announcement or otherwise distribute information concerning the subject matter of this Agreement without the prior written consent of the Purchaser if the Sellers want to distribute information and the Sellers if the Purchaser wants to distribute information.

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26.2 From and after the Completion, the Sellers and the Parent will not, and will cause their Affiliates and representatives not to, directly or indirectly, use or disclose (other than to or on behalf of Purchaser) any Confidential Information of or relating to the Group Companies or the Business. This Clause 26.2 shall survive Completion and shall continue indefinitely; provided, however, that the restrictions in this Clause 26.2 shall terminate on the fifth anniversary of Completion with respect to any Confidential Information that does not then constitute a trade secret under applicable Law.

26.3 From and after the Closing, the Purchaser will not, and will cause its Affiliates (including the Group Companies) and representatives not to, directly or indirectly, use or disclose any Confidential Information of or relating to the Sellers, the Parent and their respective Affiliates or their respective businesses. This Clause 26.3 shall survive the Completion and shall continue indefinitely; provided, however, that the restrictions in this Clause 26.3 shall terminate on the fifth anniversary of Completion with respect to any Confidential Information that does not then constitute a trade secret under applicable Law.

26.4 The Parties may disclose information which would otherwise be subject to the confidentiality obligations set forth in Clause 26.1 to the extent:

26.4.1 required by the Law, (including for the avoidance of doubt the MAR, which assessment may be made by the Purchaser in its sole discretion) of any relevant jurisdiction (including but not limited to the compliance with statutory requirements, listing rules or other regulations) or required under any agreement with a Tax Authority;

26.4.2 such information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party;

26.4.3 such information is disclosed to advisors involved in any litigation conducted by such Party in relation to the transactions contemplated by this Agreement;

26.4.4 the Purchaser or the Sellers, as the case may be, has/have given prior written approval to the disclosure; or

26.4.5 such information was lawfully in that Party's possession before the date of disclosure,

in respect of Clause 26.4.1, subject to the prior notification of the other Party/Parties, to the extent possible or permissible under Law, and the obligation to take all reasonably possible measures to prevent or limit the damages the other Party/Parties may suffer from the disclosure of such information, including but not limited to consultation on the form, content and timing of such disclosure.

26.5 Each Party shall procure that all of its Representatives shall comply with the obligations set forth in this Clause 26.5 and shall indemnify and hold the other Party/Parties harmless from and against any damages incurred by such other Party arising out of a breach by any such Representative of these obligations.

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27 Notices and other announcements to the Parties

27.1 Except as otherwise required by Law, all notices, announcements, summons and/or communications pursuant to or in connection with to this Agreement shall be in the English language and be delivered to the addresses included in Schedule 18 (Notices) (or to such other address as a Party has communicated to the other Party in accordance with this Clause) by registered mail with return receipt or by courier or by e-mail.

27.2 Notices, announcements, summons and/or communications pursuant to or in connection with this Agreement shall be deemed to have been received at the following moments:

27.2.1 if sent by registered letter: at the date of delivery evidenced by the return receipt;

27.2.2 if sent by courier: at the date of delivery by the courier to the addressee; or

27.2.3 if sent via e-mail: at the time of sending evidenced.

27.3 Any communications copied to the respective advisors as set out above shall be for information purposes only and shall not constitute a valid notification under this Agreement.

28 Sellers' Representative

28.1 For the purpose of this Agreement and the transactions contemplated thereby, the US Seller hereby appoints and instructs the Dutch Seller irrevocably and unconditionally as its attorney-in-fact, with full power of authority, to act in the name of and for and on behalf of the US Seller (the Sellers' Representative), or in its own name as the Sellers' Representative, to take all action required or permitted under this Agreement and any ancillary agreements arising out of or in connection with this Agreement, including but not limited to all actions prior to, at or after Completion (including but not limited to a claim under the Sellers' Warranties and the Tax Deed). All authority conferred hereby and thereby is irrevocable and shall not be subject to termination by the Sellers or any of them. The US Seller hereby indemnifies the Sellers' Representative for any and all claims, losses, liabilities and damages arising out of or in connection with any and all acts and things done and/or omitted by the Sellers' Representative under or pursuant to this power of attorney.

28.2 Any notice to the Sellers' Representative shall constitute effective notice to all Sellers, and the Purchaser and any other person may rely on any notice, consent, certificate, waiver, election or other communication received from such Sellers' Representative as if such notice, consent, certificate, waiver, election or other communication had been received from all of the Sellers.

29 Waivers

29.1 Without prejudice to Clause 14.5, Parties hereby irrevocably waive their right to dissolve or annul (vernietigen) this Agreement, whether in full or in part, or to demand full or partial dissolution or annulment and/or amendment of this Agreement after Completion by virtue of section 265 of Book 6 DCC (breach of contract; toerekenbare tekortkoming in de nakoming), section 258 of Book 6 DCC (unforeseen circumstances; onvoorziene omstandigheden) and/or section 228 of Book 6 DCC in conjunction with section 230 of Book 6 DCC (error; dwaling), or to request a competent court to amend this Agreement on the basis of section 230 sub 2 of Book 6 DCC.

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30 Binding effect; assignment

30.1 All terms, provisions, representations, warranties, covenants and conditions of this Agreement shall only be binding upon and inure to the benefit of and be enforceable by the Parties hereto after all Parties have signed this Agreement.

30.2 This Agreement and any rights and obligations of the Parties hereto may not be assigned (contractsoverneming) by a Party hereto to a third party without the prior written consent of the other Party, and such consent is hereby provided by the Sellers in respect of any assignment by the Purchaser to any of its Affiliates which is designated by the Purchaser to acquire the Shares or the Interest, without prejudice to any of the obligations of the Purchaser under this Agreement.

31 Partial invalidity

If a provision of this Agreement is invalid or unenforceable in whole or in part, the other provisions of this Agreement shall remain in full force and effect and the Parties shall be obliged to replace the partial invalid or unenforceable provision by another valid and enforceable provision, such that the meaning of that provision complies as much as possible with the partially invalid or unenforceable provision, taking into account the object and the purpose of this Agreement.

32 Fees and costs

32.1 Unless expressly stipulated otherwise in this Agreement in general and in any relevant Clause in particular, each Party shall bear the costs it incurs, including fees charged by advisors arising from or relating to the conclusion and performance of this Agreement and of any other agreements, (notarial) deeds or other documents pursuant thereto, including all negotiations, preparations and investigations.

32.2 The Notary's fees for the transfer of the Shares shall be borne by the Purchaser.

32.3 The Purchaser shall bear all transfer Taxes payable as a result of the transfer of the Shares and Interests.

32.4 The Sellers shall bear all Taxes, including transfer Taxes, payable as a result of the transfer of certain assets and liabilities by Grains and Foods to Tradin US pursuant to the PJ Transfer Documentation. If any such Taxes have been incurred or paid or are due by Tradin US, the Sellers shall fully indemnify Tradin US for any such Taxes incurred, paid or due by it.

33 Entire Agreement; amendments

33.1 The recitals to this Agreement, the Schedules and the Annexes form an integral part of this Agreement and references to this Agreement include the Schedules and the Annexes. Any definitions used in this Agreement shall have the same meaning when used in the Schedules or Annexes unless explicitly stipulated otherwise.

33.2 This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all earlier written and/or oral agreements with respect to the subject matter(s) hereof, including earlier drafts of this Agreement exchanged in connection with the negotiations and preparations hereof.

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33.3 This Agreement can be amended or supplemented only by an instrument in writing signed by the Parties.

34 Miscellaneous provisions

34.1 The Parties are aware of the fact that the Notary works with NautaDutilh, the firm that advises the Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree that:

a) the Notary shall execute any notarial deeds related to this Agreement;

b) they have engaged the Notary to receive and hold the Completion Payment in accordance with Clause 3.1; and

c) the Purchaser is assisted and represented by NautaDutilh in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection with this Agreement.

In the event the transfer of the funds effected by the Notary takes place on the Completion Date and not on a Business Day thereafter, Sellers and the Purchaser recognize that the investigation by the Notary on the Completion Date into the state of insolvency or other insolvency Dutch Laws with respect to the Sellers shall only apply with respect to the period until (but not including) the Completion Date. The applicability of any insolvency proceedings or other insolvency laws with respect to the Sellers and/or Purchaser on the Completion Date could affect the validity, binding effect or enforceability of any act performed pursuant to this Agreement, the Dutch Deed of Transfer or any other part of the Transaction. The Sellers and the Purchaser both accept such risk and shall each not hold the Notary or NautaDutilh liable for the consequences of such effect.

34.2 Each of the Sellers and the Purchaser shall by way of an irrevocable third-party clause (derdenbeding) indemnify the Notary and NautaDutilh against any claim made by any third party in connection with the transfer of the funds referred to in 3.1.1 if such transfer takes place on the Completion Date and not on a Business Day thereafter. This indemnity shall also relate to any damage and all costs incurred by the Notary or NautaDutilh in connection with such claim.

34.3 If a Party does not exercise any right under this Agreement, including the right to demand that the other Party meets its obligations under this Agreement, or does so unduly, it shall not be deemed to thereby have waived this right. If a Party, in a specific case, waives any right it may have towards the other Party by virtue of the fact that this Party has not, not fully or unduly fulfilled any obligation under this Agreement, it shall not be deemed to thereby have waived any other right it has in that specific case, nor have given up any possibility of invoking that right in other cases.

34.4 Except to the extent expressly stipulated otherwise in this Agreement, no Clause intends to create any right for any third party to claim performance or to rely upon the Agreement in any way.

34.5 On or after Completion each of the Parties shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) such deeds, documents, acts and things as the other Party may from time to time require in order to give full effect to the Agreement.

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34.6 No provision of this Agreement shall be interpreted to the detriment of a Party solely as a result of the fact that such Party was responsible for the drafting of such provision, taking into consideration that Representatives of both Parties have participated in the drafting and negotiation of this Agreement.

34.7 This Agreement may be signed in any number of counterparts, each of which shall be an original, but only all of which, when taken together, shall constitute one and the same document.

34.8 If any payment is made pursuant to this Agreement, other than the payment of the Purchase Price itself, such payment shall, to the extent possible, be considered an adjustment of the Purchase Price equal to any such amount and be treated accordingly by the Parties.

34.9 The provisions of Book 7 Part 1 of the DCC and section 89 of Book 6 DCC shall not apply to this Agreement.

35 Applicable Law

This Agreement and any agreement resulting here from shall be governed by and construed in accordance with the Laws of the Netherlands.

36 Settlement of disputes

All disputes arising out of or in connection with the Agreement, or any agreement resulting therefrom, which cannot be settled amicably, shall be finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute of 1 January 2015 (Nederlands Arbitrage Instituut). The arbitral tribunal shall be composed of 3 arbitrators. The arbitrators shall decide in accordance with the rules of Law. The place of arbitration shall be Amsterdam. The arbitral procedure shall be conducted in the English language. In the interest of due process, a hearing in summary proceedings on the basis of Articles 35 and/or 36 of the aforementioned Arbitration rules shall be scheduled on a date that affords adequate opportunity to the respondent to respond to claims made. Consolidation of the arbitral proceedings with other arbitral proceedings pending in the Netherlands, as provided in section 1046 of The Dutch Code of Civil Procedure and Article 39 of the Arbitration Rules of the Netherlands Arbitration Institute, is excluded. The arbitral award shall not be made public.

SIGNATURE PAGE FOLLOWS

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SIGNATURE PAGE TO THE MASTER PURCHASE AGREEMENT

DATED 25 NOVEMBER 2020

The Dutch Seller:

COÖPERATIE SUNOPTA U.A.	COÖPERATIE SUNOPTA U.A.

/s/ Bob Kouw By: Kian Seng Kouw Function: Managing director A	/s/ Scott Edward Huckins By: Scott Edward Huckins Function: Managing director B

The US Seller:

SUNOPTA HOLDINGS LLC	SUNOPTA HOLDINGS LLC

/s/ Scott Edward Huckins By: Scott Edward Huckins Function: Chief Financial Officer	/s/ Scott Edward Huckins By: Scott Edward Huckins Function: Chief Financial Officer

The Parent:

SUNOPTA, INC.

/s/ Scott Edward Huckins By: Scott Edward Huckins Function: Chief Financial Officer

The Purchaser:

AMSTERDAM COMMODITIES N.V.

/s/ Allard Winfried Goldschmeding By: Allard Winfried Goldschmeding Function: Executive director Date: 25 November 2020

37

EXECUTION VERSION

Schedule 4 - Sellers' Warranties

1 Sellers

1.1 Each of the Sellers is duly incorporated and validly existing under the under the Laws of its jurisdiction of organization.

1.2 Each of the Sellers has the requisite capacity, power and authority (corporate or company and other) to carry on its business as currently conducted and to enter into and to perform its obligations under this Agreement. The execution of this Agreement and the performance of the transactions contemplated thereby by the Sellers has been unconditionally and irrevocably approved and authorized by all necessary corporate or company actions. No further action on the part of the Sellers is necessary to authorize this Agreement or the performance of the transactions contemplated thereby.

1.3 None of the Sellers has been involved in any proceedings for (i) its dissolution (ontbinding), (ii) its liquidation (vereffening), (iii) its bankruptcy (faillissement), (iv) its suspension of payment (surséance van betaling), (v) having its assets placed under administration (onder bewind gesteld), (vi) a voluntary settlement with all or a group of its creditors outside of a bankruptcy (crediteurenakkoord), (vii) having been made subject to similar proceedings in any other jurisdiction or otherwise been limited in its power to dispose of its assets and no events have occurred which would justify any (other) insolvency proceedings.

2 Effects of execution of this Agreement

2.1 This Agreement constitutes legal, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with the terms thereof.

2.2 The execution of this Agreement and the performance of the transactions and obligations contemplated thereby do not, constitute a default under and will not result in a breach or acceleration of any Encumbrance, order or judgement to which a Group Company is subject or is a party, or, any provision of the constitutional documents of a Group Company or, to the best of the Sellers' knowledge, violate any Law or any provision of the constitutional documents of a Group Company.

2.3 The execution of this Agreement and the performance of the transactions and obligations contemplated thereby do not result in any material violation or breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, create in any party thereto the right to terminate, cancel, amend or modify, or require any consent under, or result in the creation or imposition of any Encumbrance on any property or asset of any of the Group Companies under, any contract.

2.4 No Group Company is required to file, seek or obtain any notice, authorization, approval, order, Permit or consent of or with any Regulatory Authorities in connection with the execution, delivery and performance by the Sellers or the Group Companies of this Agreement or the transactions and obligations contemplated thereby, except (i) as explicitly provided for in this Agreement or (ii) such filings as may be required by any applicable U.S. federal or state securities or "blue sky" Laws.

3 Corporate

EXECUTION VERSION

3.1 Each of the Group Companies is duly incorporated or organized and validly existing under the laws of its incorporation.

3.2 The articles of association or other organizational documents in the Data Room are the articles of association or other organizational documents as currently in force and no decision to amend the same has been taken.

3.3 Each of the Dutch Group Companies has been duly registered with the trade register of the Chamber of Commerce (Handelsregister van de Kamer van Koophandel) in accordance with Dutch Law. All non-Dutch Group Companies have been duly registered with the relevant trade registers.

3.4 Each of the Group Companies is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned, leased held or used by it makes such qualification or license necessary.

3.5 The Group Companies have not been involved in any proceedings for (i) its dissolution (ontbinding), (ii) its liquidation (vereffening), (iii) its bankruptcy (faillissement), (iv) its suspension of payment (surséance van betaling), (v) having its assets placed under administration (onder bewind gesteld) or (vi) a voluntary settlement with all or a group of its creditors outside of a bankruptcy (crediteurenakkoord), (vii) having been made subject to similar proceeings in any other jurisdiction or otherwise been limited in its power to dispose of its assets and no events have occurred which would justify any (other) insolvency proceedings.

3.6 Each of the Group Companies has at all times properly and accurately kept and maintained its books and records, in all material respects in accordance with all applicable Laws and regulations.

4 Shares and Subsidiary Shares

4.1 The Dutch Seller is the unassailable (onaantastbaar) sole legal and beneficial owner of the Shares. The Shares constitute all the issued and outstanding share capital of the Company and are free and clear of any Encumbrances. The Company has not issued any voting or non-voting securities, including shares, option rights, convertibles warrants, profit sharing certificates (winstbewijzen), depositary receipts (certificaten) or other (similar) rights to share in its profits (winstrechten), other than the Shares. Apart from the obligations resulting from this Agreement, there are no obligations with respect to the Shares, for example pursuant but not limited to trust, shareholders' or voting agreements or agreements restricting the transfer of such shares or the payment of dividends. No restrictions on the transfer of the Shares are in effect other than those set forth in the articles of association of the Dutch Group Companies.

4.2 Other than as set out in Schedule 1 (List of Subsidiaries), the Company does not have any Subsidiaries. The Company is the unassailable (onaantastbaar) legal and beneficial owner of the Subsidiary Shares as set out in Schedule 1 (List of Subsidiaries). With respect to each Subsidiary, Schedule 1 (List of Subsidiaries) sets forth whether such Subsidiary engages in the Business and/or the Premium Juice Business. Other than the Subsidiaries, the Company does not (i) own, of record, beneficially or otherwise, directly or indirectly, any equity interests or securities convertible into equity interests of another corporation or any ownership or participating interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity. The Subsidiary Shares are free and clear of any Encumbrances. There are no obligations with respect to the Subsidiary Shares, for example pursuant but not limited to trust, shareholders' or voting agreements or agreements restricting the transfer of such shares.

EXECUTION VERSION

4.3 No resolution has been adopted in relation to increase the share capital of a Group Company and no such resolution is pending and no Group Company has given to any Person any right to acquire or subscribe for its shares. No rights, including but not limited to option rights, warrants, convertibles and similar rights, have been granted or issued relating to any shares (whether already issued or not) in the share capital of any of the Group Companies.

4.4 The Shares and the Subsidiary Shares have been validly issued and are fully paid-up in accordance with all requirements under applicable Law.

5 Interests

5.1 The US Seller is the beneficial and record owner of the Interests, which constitute all of the issued and outstanding membership interests of Tradin US. The Interests are fully paid and nonassessable. The Interests were issued in compliance with all applicable Laws, including all U.S. federal and state securities or "blue sky" laws.

5.2 Except for rights of Purchaser created hereunder, none of the following exists as a result of any grant, award or other action by the US Seller, Tradin US or their Affiliates: (i) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, contract or commitment of any nature whereby any person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, Tradin US; (ii) equity appreciation, phantom stock, profit participation or similar right with respect to US Seller, Tradin US or their Affiliates; or (iii) voting trust, proxy or other contract with respect to any equity interest of Tradin US.

5.3 Tradin US does not (i) own, of record, beneficially or otherwise, directly or indirectly, any equity interests or securities convertible into equity interests of another corporation or any ownership or participating interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise or (ii) control, directly or indirectly, any other entity.

5.4 Immediately following Completion, Purchaser will hold good, valid and marketable title to the Interests, free and clear of all Encumbrances or any other limitation or restriction, other than transfer restrictions arising under U.S. federal and state securities or "blue sky" laws.

5.5 There are no obligations with respect to the Interests, for example pursuant but not limited to trust, shareholders' or voting agreements or agreements restricting the transfer of such shares or the payment of dividends, or agreements pursuant to which approval therefore is required.

6 Annual Accounts and Locked Box Accounts

6.1 The Annual Accounts (i) comply with all applicable statutory and legal requirements in force at the time of their preparation and adoption, (ii) have been prepared in accordance with US GAAP and applied on a basis consistent with that applied with respect to the preceding two (2) financial years.

EXECUTION VERSION

6.2 The Annual Accounts truly and fairly reflect (i) the net assets and composition of the assets and liabilities of the Parent Group, and consequently, the Group Companies and the Premium Juice Business, as per 28 December 2019 and (ii) the results of the Parent Group, and consequently, the Group Companies and the Premium Juice Business for the financial year ended on 28 December 2019.

6.3 The Locked Box Accounts and the Pro Forma Combined Accounts have been prepared in good faith and with due care and attention and do not materially misstate the state of affairs of the Group Companies (including the Premium Juice Business) as per the Last Accounting Date and as per 28 December 2019, respectively, and its results for the period ended on that date.

6.4 The PJ Transfer Date Accounts and the PJ Cash Flow Statement have been prepared in good faith and with due care and attention and do not materially misstate the state of affairs of the Premium Juice Business as per the PJ Transfer Date or the cash flow of the Premium Juice Business for the period between the Effective Date and the PJ Transfer Date.

6.5 The provision included in the Locked Box Accounts for the accrual of bonuses under the Tradin Short Term Incentive Plan, having regard to the purpose for which the Locked Box Accounts were prepared, correctly reflects, on the date on which the Locked Box Accounts were prepared, the half year projection of such bonuses through the Last Accounting Date.

6.6 The Group Companies' accounting records are in their possession or under their control and are properly completed in all material respects in accordance with applicable Law and applicable standards, principles and practices generally accepted in the relevant country of incorporation.

7 Position since the Last Accounting Date

7.1 Since the Last Accounting Date:

7.1.1 each Group Company has;

a) has carried on its respective business in normal and prudent manner consistent with past practice;

b) has preserved its present business organizations, lines of business and uses is reasonable best efforts to preserve its relationships with employees, relevant trade unions, any relevant Regulatory Authority, customers, suppliers and other third parties, in each case in the ordinary course of business;

c) has complied with applicable Law, Permits and Material Contracts;

d) has acted consistent with the business plan and budget as disclosed in the Data Room; and

7.1.2 no Group Company has performed any of the actions set out in Clause 6.1.7.

EXECUTION VERSION

8 Taxes

8.1 Each of the Group Companies has always timely and duly paid all Taxes for which it has been assessed and which have become due with regard to the period up to the Effective Date or, insofar these Taxes were due but have not been paid or have been arisen or accrued but not yet due, they have been adequately and fully provided for in the Locked Box Accounts.

8.2 Each of the Group Companies has timely and correctly made all filings and Tax Returns, and given all notices and maintained all records in relation to Taxes which they were required to make, give or maintain. All such Tax Returns are true, correct and complete in all material respects.

8.3 None of the Group Companies has entered into any arrangement (rulings) with any Tax Authority.

8.4 For Tax purposes, each of the Group Companies is and has been resident solely in its jurisdiction of incorporation or formation. To the best of the Sellers' knowledge, none of the Group Companies is or has been the subject to Tax in any jurisdiction other than the jurisdiction of its incorporation or formation by virtue of having a permanent establishment in that jurisdiction. No written claim has ever been made by a Tax Authority in a jurisdiction in which any Group Company does not file Tax Returns that such Group Company is a resident for tax purposes in such jurisdiction.

8.5 There is no dispute between any of the Group Companies and any Tax Authority, nor have the Group Companies received any notification from any Tax Authority relating to any such dispute (with respect to Tradin US, to the extent the dispute related solely to Tradin US). None of the Group Companies is the subject of any audit or investigation by any Tax Authority (with respect to Tradin US, to the extent the audit or investigation relates solely to Tradin US). None of the Group Companies has in the last three (3) years been the subject of any investigation, audit or visit by any Tax Authority which was announced in writing (with respect to Tradin US, to the extent the investigation, audit or visit by any Tax Authority relates to Tradin US which was announced in writing). To the best of the Sellers' knowledge, no such dispute, audit, or investigation is threatened.

8.6 Neither in the current financial year, nor in the preceding five (5) financial years have any of the Dutch Group Companies claimed, utilized or requested exemptions or deferrals in relation to Tax which could result in a claw-back or recapture or otherwise give rise to Tax after the Effective Date, including exemptions or deferrals of Tax relating to reorganizations or mergers or in respect of the transfer of assets within the Dutch CIT Fiscal Unity.

8.7 All shareholdings held by each of the Dutch Group Companies qualify and have always qualified for exempt treatment for Dutch corporate income tax purposes under the participation exemption regime of Article 13 CITA.

8.8 Each of the Group Companies is and has been in compliance in all material respects with applicable VAT Laws and all regulations and orders thereunder (the VAT Legislation) and has made and maintained accurate and up to date records, invoices, accounts and other documents required by or necessary for the purposes of VAT Legislation and each of the Group Companies has duly, timely and correctly made all payments and filed all returns required under the VAT Legislation.

EXECUTION VERSION

8.9 During the current financial year and in the preceding five (5) financial years, Tradin US has collected proper sales/use tax exemption documentation from its customers that claimed an exemption from sales/use tax.

8.10 Each of the Group Companies has complied in all material respects with applicable transfer pricing laws relating to the application of arm's length prices for business transactions and dealings with related parties and the timely preparation and/or filing of transfer pricing documentation in compliance with the relevant Tax Law, including, but not limited to, the preparation of a Country-by-Country Report, Master Files and Local Files.

8.11 No request for an exchange of information regarding Tax relating to any of the Group Companies or in relation to the business relations of any of the Group Companies has been made by any Tax Authority (with respect to Tradin US, to the extent such request or exchange is related solely to Tradin US).

8.12 Each of the Group Companies has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any service provider, creditor, equity holders of any of the Group Companies or other Person.

8.13 No compensation has been or would reasonably be expected to be includable in the gross income of any current or former Service Provider as a result of the violation of Section 409A of the US IC Code. No amounts paid or payable by any Group Company are subject to any Tax or penalty imposed under Section 457A of the US IC Code. No Group Company is required to pay a Tax gross-up or reimbursement payment to any Person.

8.14 Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any "parachute payment" under Section 280G of the US IC Code (or any corresponding provision of state, local, or foreign Tax law).

8.15 None of the Group Companies has been a party to any Tax consolidation scheme, Tax allocation or Tax sharing arrangement (including a Tax group) or Tax indemnification obligation or similar agreement under which any liabilities for Taxes may exist or arise after the Completion Date.

8.16 None of the transactions contemplated under this Agreement are subject to withholding under Section 1445 of the US IC Code or otherwise.

8.17 None of the Group Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (with respect to Tradin US, solely as would apply to Tradin US).

8.18 There are no liens with respect to Taxes upon any asset of any of the Group Companies except liens for Taxes not yet due and payable.

8.19 Tradin US is since 2014 an entity disregarded as separate from its owner for U.S. federal income tax purposes.

9 Commercial Contracts

9.1 All Material Contracts are in full force and effect and constitute valid and binding obligations of the parties thereto and are enforceable in accordance with their terms. No Material Contract has been terminated and, to the best of the Sellers' knowledge, is threatened to be terminated.

EXECUTION VERSION

9.2 All Material Contracts have been entered into in the ordinary course of business and at arm's length terms.

9.3 No written notice of termination of a Material Contract was received by any of the Group Companies and no counterparty to any Material Contract has expressed its intent to terminate or renegotiate the terms and conditions of such contract.

9.4 Neither the Group Companies nor, to the Sellers' best knowledge, any other party to a Material Contract is in default or breach with its obligations thereunder, nor does, to the Sellers' best knowledge, any event or condition exist which, after written notice or lapse of time, would constitute such breach. No dispute exists in relation to any Material Contract.

9.5 None of the Group Companies is a member of a joint venture, consortium or partnership.

9.6 The general terms and conditions used by each of the Group Companies currently in force have been disclosed in the Data Room.

10 Owned Property

10.1 The Data Room contains an accurate and complete list of all Owned Property by any of the Group Companies.

10.2 The Owned Property is free from personal (kwalitatieve) obligations, easements (erfdienstbaarheden), other rights in rem and other Encumbrances, except as set out in the relevant title deeds or public registers.

10.3 The Data Room includes an accurate list of the Non-Owned Property. Since the date of this Agreement, none of the Group Companies has entered into any lease agreement for any Non-Owned Property, other than as Fairly Disclosed, including for the avoidance of doubt, the product storage agreement with Citrusoco included in folder 4.6.9 of the Data Room.

10.4 To the best of the Sellers' knowledge, the Group Companies possess all material Permits required to operate and to carry on their businesses in the ordinary course of business and the Group Companies have not been notified of any possible future withdrawals, changes or revisions of such Permits.

10.5 None of the Group Companies is bound by any environmental covenant or agreement, nor does it have any contractual obligation to take environmental measures, including but not limited to the obligation to clean up any (soil) pollution.

10.6 None of the Group Companies has received any notifications from government authorities or third parties, nor has it been notified of any intended sanctions or the imposition of sanctions on account of actual or alleged violation of environmental regulation, nor is any such notification to be anticipated or expected.

10.7 The Group Companies which owns Owned Property possess all deeds and documents relating thereto.

10.8 The Owned Property is neither subject to any Encumbrances nor to any other rights of any nature whatsoever, whether contractual or otherwise.

10.9 The Owned Property has neither been sold nor agreed to be sold and no lease agreements, purchase options, rights of first refusal or other preferential purchase rights exist in relation to the Owned Property.

EXECUTION VERSION

10.10 No governmental subsidy has been requested or granted with respect to the Owned Property to which any conditions which have yet to be fulfilled in connection with the use and general classification thereof are attached.

10.11 No Owned Property is subject to long lease (erfpacht) granted to any of the Group Companies.

10.12 All of the Non-Owned Property has been rented from the owner on terms and conditions included in the lease agreements uploaded to the Data Room (the Lease Agreements).

10.13 No other agreements, whether verbal or in writing, pertaining to the Non-Owned Property exist with the lessors thereof and no obligations have been assumed by any of the Group Companies other than those which appear from the Lease Agreements.

10.14 All obligations towards the lessors arisen from the Lease Agreements and become due have been complied with. There are no rent disputes pending or threatened.

10.15 None of the Non-Owned Property has been leased to any Person other than the Group Companies and no other right of (sub-)lease, use or enjoyment of any of the Non-Owned Property has been granted or promised to any Person other than the Group Companies.

10.16 Any approval required to be obtained by the lessors of any of the Non-Owned Property from any relevant mortgagees or owners has been expressly given and has neither been withdrawn nor will such approval be withdrawn as a result of the Transaction.

10.17 None of the Group Companies has made any changes to the Non-Owned Property which by the end of the Lease Agreement must be undone.

10.18 No Property is subject to any easements (erfdienstbaarheden), personal obligations attached to such property (kwalitatieve verplichtingen), "perpetual clauses" (kettingbedingen) or similar rights or obligations applicable under the relevant jurisdiction. There are no claims or complaints with respect to any neighbouring property.

10.19 The present use and the use the Purchaser has stated it intends to make of any of the Property is not and will not be restricted or impaired by any supranational, national, provincial, municipal or other laws, regulations or other rule of general application or administrative, criminal or civil decisions, orders, measures, guidelines, announcements, published plans or intended policies (beleidsvoornemens) and other acts or practices, emanating from any Authority.

10.20 Each Property is fit for its present use and for the use the Purchaser has stated it intends to make of them and are in good state of maintenance and repair.

11 Assets

11.1 The Group Companies have full legal and beneficial title to the assets which are accounted for in the Annual Accounts. The Group Companies have the rights of use with regard to all assets required to conduct their activities (including the Business) in an ordinary and normal manner consistent with its present practice, other than the purchase of a drum filler included in folder 4.6.8 of the Data Room.

EXECUTION VERSION

11.2 Tradin US holds and will hold at Completion all assets previously held by the Parent that are primarily used or held for use in connection with the Premium Juice Business and (b) Tradin US has the rights of use with regard to all assets required to conduct its activities (and the Premium Juice Business) in an ordinary and normal manner consistent with the present practice of the Parent Group.

12 Intellectual Property Rights

12.1 Folder 7.3 of the Data Room sets forth a true and complete list of all of the Company Intellectual Property that has been registered or applied for with any governmental authority or domain name registrar, including for each item as applicable, the registered owner, the registration or application number, the country of issuance or filing, and (for domain names) the internet domain name registrar. All necessary registration, maintenance and renewal fees and documents currently due for the purposes of maintaining such Company Intellectual Property have been filed or made.

12.2 The Group Companies solely and exclusively own all Company Intellectual Property free from any Encumbrances. No Person has asserted, and no Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to any Company Intellectual Property. The Company Intellectual Property is valid, subsisting, enforceable and in full force and effect, and no Company Intellectual Property has expired or been cancelled or abandoned. The Group Companies either (i) have full title to all Intellectual Property Rights used or held for use in connection with the operation of the business of the Group Companies as currently conducted and as currently proposed to be conducted; or (ii) to the extent that the Group Companies do not have full title to any Intellectual Property Rights, the Group Companies have an adequate license or agreement to such Intellectual Property Rights.

12.3 All current and former employees, consultants and contractors of the Group Companies and other Persons that have participated in the creation or development of any Software, technology or Intellectual Property Rights for the Group Companies have executed valid and enforceable agreements in which they have validly assigned all of their rights in and to such Software, technology or Intellectual Property Rights to the relevant Group Company, have waived all moral rights in such Software, technology or Intellectual Property Rights to the extent legally permissible and have agreed to maintain the confidentiality of this Software, technology or Intellectual Property Rights.

12.4 The Group Companies have not and do not, and no part of the Company Intellectual Property, or the operation of the business of the Group Companies has not and does not, infringe, conflict with, misappropriates or otherwise violate any Intellectual Property Rights of any Person (including to any privacy or publicity right). The Group Companies have not received any notice from any Person claiming that a Group Company, the Company Intellectual Property, or the operation of the business of a Group Company infringes, conflicts with, misappropriates or otherwise violates the rights of any Person in or to any Intellectual Property.

12.5 No other Person (i) has notified a Group Company that such Person is claiming any ownership of or right to use any of the Company Intellectual Property, or (ii) has ever or currently is infringing upon, misappropriating or otherwise violating any of the Company Intellectual Property in any way. No Group Company has made or asserted any claims, charges, complaints, demands or notices with respect to infringement, misappropriation or other violation of any Company Intellectual Property against any Person.

EXECUTION VERSION

13 Information Technology and Privacy

13.1 The Information Technology systems operated by the Group Companies are either owned by or validly leased or licensed to any of the Group Companies. All Information Technology systems are free of Contaminants.

13.2 In the twelve (12) months prior to the date of this Agreement, there have been no material failures or breakdowns of any Information Technology Systems.

13.3 None of the Company Software constitutes, contains or is considered "spyware" or "trackware" (as these terms are commonly understood in the software industry), records a user's actions without the user's knowledge or employs a user's Internet connection without the user's knowledge to gather or transmit information on the user or the user's behavior. The Group Companies take and have taken all reasonable steps, and implement and have implemented all reasonable procedures, intended to ensure that Information Technology systems are free from Contaminants. There have been no unauthorized intrusions, access, corruption, damages or breaches of the security of any Information Technology or Personal Information in the Group Companies' possession or control.

13.4 No Open Source has been used in, incorporated into, embedded, integrated or bundled with, or used in the development or compilation of, any Company Software in such a manner as would require a Group Company to (i) publicly make available any Source Code that is part of the Company Software, (ii) license, distribute, or make available any Source Code for the purpose of reverse engineering or making derivative works of such Source Code, or to permit any other Person to perform such actions, (iii) permit the Company Software to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be restricted or limited from charging for distribution of any Company Software.

13.5 With regard to the Acato Trabocca Portal and Upwork software (i) only Open Source has been used and (ii) the relevant Group Company has paid all applicable fees on time and in full and has also otherwise complied with all terms of any licenses (including Open Source licenses). To the Seller's best knowledge all third party dependencies present in the Acato Trabocca Portal and Upwork software as a result of any Open Source incorporated therein are up to date and there are no critical security vulnerabilities present in such software.

13.6 The Group Companies have complied with all Privacy Laws and all Company Privacy Policies. The Group Companies have all necessary authority to receive, access, collect, use, transfer, store, handle and disclose the Personal Information in their possession or under their control.

13.7 No Person has provided any notice, made any claim or initiated any action against any Group Company with respect to actual or alleged loss, damage or unauthorized access, collection, use, storage, handling, retention, destruction, disclosure, modification, or other misuse of any Personal Information or with respect to any violation of a Privacy Law. There are no outstanding information, enforcement, actions, deregistrations or transfer prohibition notices or any other nature of notice or audit request under applicable Privacy Laws currently outstanding against a Group Company, or any outstanding appeal against such notices nor are there any circumstances which may give rise to the giving of any such notices. There are no unsatisfied access requests in respect of Personal Information held by a Group Company or any outstanding applications for rectification or erasure of Personal Information.

14 Employees and Employee Benefits

EXECUTION VERSION

14.1 The Data Room includes a complete and accurate list of all Employees as per the date on which such list was prepared (which shall be no later than five (5) days prior to the Signing), including each such Employee's current annual salary rates or current hourly wages, as applicable, bonus, commission or other incentive opportunity, hire date, employer, form of employment (temporary or for indefinite term) accrued vacation and paid-time-off, principal work location, leave status, including which Employees are currently disabled or on sick leave or have been for a consecutive term of more than three (3) months during the last twelve (12) months, and status as exempt or non-exempt. No Key Employee has informed any Group Company (whether orally or in writing) of any plan to terminate employment with such Group Company. The results of the Group Companies over the financial years 2017, 2018 and 2019 were such that no bonuses were due under the respective Tradin Short Term Incentive Plans. Any bonuses due under the Tradin Short Term Incentive Plan prior to the Signing Date have been paid in full in accordance with the respective Plan save with respect to the bonuses relation to the third quarter of the financial year 2020 which will paid by paid ultimately on 30 November 2020.

14.2 The Data Room contains all Employee Benefit Plans and, with respect to each Employee Benefit Plan, (i) the three most recent annual reports related thereto, (ii) the most recent summary plan description (and any summary of material modifications), (iii) the most recently received determination or opinion letter issued by, where applicable, the Internal Revenue Service, (iv) the three most recently prepared actuarial reports, financial statements and trustee reports, (v) all material records, notices and filings concerning governmental audits or investigations relating thereto, and (vi) all non-routine, written communications relating thereto. No Group Company has any commitment to adopt or enter into any additional Employee Benefit Plan or to amend or terminate any existing Employee Benefit Plan.

14.3 The Data Room includes an accurate list of all material individual independent contractors and individual consultants currently engaged by a Group Company, along with the position, date of retention and rate of remuneration for each such Person. The Group Companies have properly classified all of their respective Service Providers as either employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such Service Providers.

14.4 None of the Group Companies has outstanding liability for breach or termination of an employment contract, consultancy agreement, or contract with Service Providers or, any breach of any statutory or regulatory obligations relevant to the relations between it and its current or former Service Providers that would result in a material adverse effect on the relevant Group Company.

14.5 The Group Companies are not bound by any collective labour agreement, redundancy scheme, redundancy plan or other scheme or plan governing redundancy or redundancy pay. There are no labor unions or other organizations or bodies representing, purporting to represent and, to the Seller's Knowledge, no union organization campaign is in progress with respect to, any Employees and no agreements exist between any Group Company and any trade unions or other body representing Employees.

14.6 There is no labor strike, union disputes, work stoppage, picketing, lockout, walkout or other organized work interruption pending or, to the Seller's Knowledge, threatened against any Group Company, and no Group Company has experienced any such labor strike, union disputes, work stoppage, picketing, lockout, walkout or other organized work interruption during the past three (3) years.

EXECUTION VERSION

14.7 The Group Companies and, where applicable, their ERISA Affiliates are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, immigration, personal rights or any other labor and employment-related matters (including, without limitation, the applicable requirements of Section 4980B of the US IC Code and the Patient Protection and Affordable Care Act of 2010, as amended). No Group Company is a party to, or otherwise bound by, any consent decree with, or citation any Governmental Entity relating to employees or employment practices.

14.8 None of the Group Companies is involved in any active, pending or to the best knowledge of the Group Company threatened court, tribunal or arbitration proceedings, unfair labor practice charges, grievances, complaints, claims or judicial or administrative proceedings in respect of any current or former Service Provider and so far as Sellers are aware there are no facts or circumstances that could give rise to such actions or proceedings.

14.9 The Group Companies maintain, where applicable, accurate and complete Form I-9s with respect to each of their former and current employees in accordance with applicable laws concerning immigration and employment eligibility verification obligations. The Group Companies have paid in full to all of their respective Service Providers or adequately accrued for in accordance with applicable laws and accounting standards all compensation and benefits due to or on behalf of such Service Providers; and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Seller's Knowledge, threatened before any governmental entity with respect to any Service Providers.

14.10 During the three (3) years prior to the date of this Agreement, no Group Company has engaged in or effectuated any "plant closing" or employee "mass layoff" (including, as defined in the Worker Adjustment Retraining and Notification Act of 1988 as amended, de Wet Melding Collectief Ontslag or any similar state or local statute, rule or regulation) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Group Company.

14.11 No Group Company has at any time issued or granted, and there are no outstanding or authorized, compensatory equity or equity-linked interests with respect to the common stock or preferred stock of, or the common units or preferred units of, or other equity or voting interests in, such Group Company, including without limitation, options, appreciation rights, restricted stock or stock unit awards, profits interests, restricted units, phantom equity or similar awards or rights.

14.12 Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the US IC Code so qualifies and each trust established in connection therewith that is intended to be exempt from federal income taxation under Section 501(A) of the US IC Code is so exempt, and, to the Seller's Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified or exempt status of any such Employee Benefit Plan or trust (as applicable).

14.13 No Employee Benefit Plan is, and neither any Group Company nor any ERISA Affiliate thereof contributes to, has at any time contributed to or has any liability or obligation, whether fixed or contingent, with respect to any mandatory industry wide pension scheme or to (i) a multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the US IC Code, (iii) a multiple employer plan (within the meaning of Section 413(c) of the US IC Code), (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), or (v) a voluntary benefit association. No liability under Title IV of ERISA has been or, to the Seller's Knowledge, is reasonably expected to be incurred by any Group Company.

EXECUTION VERSION

14.14 No Group Company has any obligation to provide (whether under an Employee Benefit Plan or otherwise) health, accident, disability, life or other welfare benefits to any current or former Service Providers (or any spouse, beneficiary or dependent of the foregoing) beyond the termination of employment or other service of such Service Provider (other than as required by applicable law). The obligations of all Employee Benefit Plans that provide health, welfare or similar insurance are fully insured by third-party insurers.

14.15 Where applicable, each Employee Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable requirements of ERISA, the US IC Code and all other applicable laws. The Group Companies have fully and timely satisfied their obligations vis-à-vis the Service Providers, the Employee Benefit Plans and the pension administrator(s) and duly and timely paid all amounts (including contributions, premiums and expenses) payable, or sufficiently provided for such obligation as current liability in the Annual Accounts.

14.16 No claim, action, litigation, suit or proceeding (including, without limitation, any audit or investigation by any governmental entity) is pending or, to the Seller's Knowledge, threatened against, by or on behalf of any Employee Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course). The Group Companies have not received any written notice stating that there is a (statutory) obligation to participate in any branch industry or otherwise obligatory pension fund in respect of any Employee or former employee of the Group Companies nor, to the best knowledge of the Sellers, does such obligation exist. With respect to each Employee Benefit Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan have occurred, and (ii) no lien has been imposed under the US IC Code, ERISA or any other applicable law, (iii) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the US IC Code) has occurred with respect to such Employee Benefit Plan, and (iv) no Group Company has made any filing in respect of such Employee Benefit Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program.

14.17 No consultation right or consent right will arise in connection with any unions or collective bargaining agreements as a result of, or in connection with the Transaction which could negatively impact the Transaction. None of the employment arrangements of Employees that are material for the business of any of the Group Companies will be terminated as a result of the Transaction or threatened to be terminated. No director or officer will benefit directly from the Transaction. Nobody stands to profit from the Transaction other than as a shareholder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former Service Provider to any payment; (ii) increase the amount of compensation or benefits due to any such Service Provider; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

15 Insurance

EXECUTION VERSION

15.1 The Group Companies have taken out the insurance policies included in folder 8 of the Data Room.

15.2 The relevant Group Companies are in material compliance with the terms and conditions of the insurance policies referred to in the above paragraph 15.1 and to date the relevant Group Companies paid all premiums when due.

15.3 There are no pending claims under any insurance policy nor is to the best of the Sellers' knowledge such claim to be expected.

16 Litigation

16.1 None of the Group Companies is involved in any material civil, criminal, administrative or Tax proceedings or disputes, before any court or arbitration tribunal, nor, to the best of the Sellers Knowledge, has any of the Group Companies receive any threat that may result in litigation or a dispute.

16.2 There are no judicial decisions or arbitral awards by virtue of which the Group Companies are under any obligation.

17 Regulatory Compliance

17.1 The Group Companies are and at all times have been - as far as applicable to each individual Group Company - in all material respects in compliance with applicable Laws, including, but not limited to, EU legislation and regulations and US laws and regulations, in the manufacturing, processing, testing, development, packaging, holding, distribution, marketing, labeling, advertising, distribution, exportation and importation of food into the US (including, but not limited to Regulation (EC) No 178/2002 of the European Parliament and of the Council of 28 January 2002, Regulation (EC) No 2023/2006 of 22 December 2006 and Regulation (EU) No 1169/2011 of 25 October 2011, the (US) Federal Food, Drug and Cosmetic Act, (US) Organic Foods Product Act of 1990, (US) USDA National Organics Program, (US) Federal Insecticide, Fungicide and Rodenticide Act, Federal Hazardous Substances Act, (US) California Safe Drinking Water and Toxic Enforcement Act of 1986 "Proposition 65," and the implementing regulations thereto). The Group Companies have not received notice of, and there is no pending nor, to the knowledge of the Sellers, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from a Regulatory Authority asserting or alleging noncompliance with any applicable Laws.

17.2 The Group Companies holds all Permits, and are operating in material compliance with, all Permits required for the Group Companies to conduct its Business as currently conducted, and all Permits are in full force and effect, and all required renewals thereof have been timely applied for. The Group Companies have fulfilled and performed all material obligations with respect to the Permits, and no breach or event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any material impairment in the rights of the holder of any Permit. During the prior three (3) years, no written notice (which has not been resolved or withdrawn) has been received by Sellers or any of the Group Companies alleging that it is in default under any such Permit or that any of the Group Companies does not have a Permit necessary for the conduct of its Business as conducted at the date of this Agreement or relating to the termination of cancellation prior to the date of this Agreement, and to Sellers' best knowledge, there are no circumstances likely to give rise to any such material default.

EXECUTION VERSION

17.3 The Group Companies have not had any product or manufacturing site subject to a Regulatory Authority (including the U.S. Food and Drug Administration (FDA), de Nederlandse Voedsel- en Warenautoriteit, and the U.S. Department of Agriculture (USDA)) shutdown or import or export prohibition, nor, if applicable, received any FDA Form 483 or other notice of inspectional observations, "warning letters," "untitled letters" or requests or requirements to make changes to any of the Group Companies' products, or similar correspondence or notice from the FDA, USDA, de Nederlandse Voedsel- en warenautoriteit or the Federal Trade Commission (FTC), or any other Regulatory Authority in respect of the Business of the Group Companies and alleging or asserting material noncompliance with any Law, Permit, or such requests or requirements of a governmental or Regulatory Authority, and, to the Knowledge of the Sellers, no governmental or regulatory authority (including the FDA, USDA, de Nederlandse Voedsel- en Warenautoriteit or FTC) is considering such action.

17.4 With respect to the products of the Group Companies, there have been no (i) material recalls, field notifications, field corrections, market withdrawals or replacements, warnings, notices, safety alerts or other notices of action relating to an alleged lack of safety or regulatory compliance of the products of the Group Companies (Safety Notices), nor (ii) material product complaints, save for the notification to the food safety authority and underlying customer notification included in folder 4.5.2.1 of the Data Room . To the Sellers' Knowledge, there are no facts that would be reasonably likely (x) to result in a material Safety Notice with respect to the Group Companies' products, or (y) to require a termination or suspension of marketing or testing of any of the Group Companies' products.

17.5 The Group Companies have all valid Organic Certificates for the conduct of the Business (including, for the avoidance of doubt, the Premium Juice Business) as it is being conducted as per the date of this Agreement (save for the Tradin US Organic Certificates) and the Business is being conducted in accordance with all requirements applicable to such Organic Certificates (including those Organic Certificates the name of entities part of Sellers' Group).

18 Transactions with Related Parties

No officer, director, manager, member, equity holder or Affiliate of any of the Group Companies, or, to the Seller's best knowledge, any entity in which any such person or entity owns any beneficial interest, is currently a party to any transaction or agreement with any of the Group Companies, other than (a) payment of compensation for employment or reimbursement of expenses to employees consistent with past practice (provided that all agreements related to this clause (a) have been made available by the Seller to the Purchaser), and (b) agreements which will be terminated at or prior to the Completion Date without any further obligation to the Group Companies. Furthermore, no officer, director, manager, employee, equity holder or Affiliate of any of the Group Companies or, to the Seller's best knowledge, any entity in which any such person or entity owns any beneficial interest, (i) has any direct or indirect legal interest in any asset or property used by any of the Group Companies, (ii) sold, transferred, licensed (or sublicensed) or leased (or subleased), directly or indirectly, any property or services to any of the Group Companies, (iii) purchased, acquired, licensed (or sublicensed) or leased (or subleased), directly or indirectly, any property or services from any of the Group Companies, (iv) loaned or advanced, directly or indirectly, any money to any of the Group Companies, (v) received a loan or advance from any of the Group Companies, or (vi) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any person or entity which is a client, supplier, customer, lessor, lessee or competitor of any of the Group Companies.

19 Information

EXECUTION VERSION

All information provided by the Sellers to the Purchaser and its Representatives in the course of the negotiations leading to the Agreement and the Data Room is true, accurate and not misleading in any material respect. The Seller does not know of any information which is or may reasonably be considered to be material to an appraisal of the Business, assets, liabilities and affairs of the Group Companies (including the Premium Juice Business) and which has not been disclosed to the Purchaser.

EXECUTION VERSION

Schedule 5 - The Purchaser's Warranties

1 Purchaser

1.1 The Purchaser is duly incorporated and validly existing under the Laws of the Netherlands.

1.2 The Purchaser has the requisite capacity, power and authority (corporate and other) to carry on its business as currently conducted and to enter into and to perform its obligations under this Agreement. The execution of this Agreement and the performance of the transactions contemplated thereby by the Purchaser has been unconditionally and irrevocably approved and authorized by all necessary corporate actions. No further action on the part of the Purchaser is necessary to authorize this Agreement or the performance of the transactions contemplated thereby.

1.3 The Purchaser has not been involved in any proceedings for (i) its dissolution (ontbinding), (ii) its liquidation (vereffening), (iii) its bankruptcy (faillissement), (iv) its suspension of payment (surséance van betaling) or (v) a voluntary settlement with all or a group of its creditors outside of a bankruptcy (crediteurenakkoord) and, to the best of the Purchaser's knowledge, no events have occurred which would justify any (other) insolvency proceedings.

2 Effects of execution of this Agreement

2.1 This Agreement constitutes legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with the terms thereof.

2.2 The execution of this Agreement and the performance of the transactions and obligations contemplated thereby do, to the best of the Purchaser's knowledge, not constitute a default under and will not result in a breach, order or judgement to which the Purchaser is subject or is a party, or violate any Law or any provision of the constitutional documents of the Purchaser.

3 Irrevocable undertakings

Each of the Irrevocable Undertakings is in full force and effect and constitutes valid and binding obligation on the parties thereto and none of the Majors Shareholders has notified or expressed its intent to cancel, withdraw, terminate, renegotiate or amend its respective Irrevocable Undertaking or any terms and conditions thereof and, to the Purchaser's knowledge, there are no facts, circumstances, events or conditions pending or threatening in respect of the same.

4 Certainty of funds

The Purchaser currently has fully committed financing arrangements in place evidenced by and in accordance with the Financing Agreements sufficient to fund the Completion Payment in accordance with 14.1 of this Agreement.

5 No awareness of a Breach

The Purchaser is not aware of any matter or circumstance which constitutes a Breach.

6 W&I Insurance Policy

The Purchaser shall within twenty (20) Business Days of the Completion Date pay the premium due under the W&I Insurance Policy to the W&I Insurance Provider.

EXECUTION VERSION

7 Anti-bribery and sanctions

7.1 The Purchaser and each of member of the Purchaser's Group and each director, officer, employee and agent thereof have complied with all money laundering and anti-corruption and anti-bribery rules and regulations applicable to them and no action, investigation, enquiry, claim, suit or (enforcement) proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it or is pending or threatened to them.

7.2 The Purchaser and each of member of the Purchaser's Group nor any of the directors, officers, employees, agents, customers or suppliers thereof, is a Sanctions Restricted Person.

7.3 Neither the Purchaser nor any member of the Purchaser's Group is the subject of any investigation, enquiry, claim, action or enforcement proceedings by any Sanctions Authority or other third party regarding any offence or alleged offence under any Sanctions or has made any voluntary disclosure to any Sanctions Authority under any applicable Sanctions and no such investigation, enquiry, claim, action or proceedings have been threatened.

For the purpose of this Schedule:

"Sanctions" means any economic or financial sanctions Laws, regulations or trade embargoes imposed, administered or enforced by any Sanctions Authority;

"Sanctions Authority" means the United Nations, the European Union, the member states of the European Union, the United States and any authority acting on behalf of any of them in connection with Sanctions; and

"Sanctions Restricted Person" means any Person listed on any list of Sanctions designations and/or targets maintained by any Sanctions Authority or any other Sanctions designation or target listed or adopted by a Sanctions Authority.

EXECUTION VERSION

Schedule 6 - Tax Deed

1. References

In this Schedule 6 (Tax Deed), unless the context requires otherwise:

1.1 references to income, profits or gains earned, accrued or received on or before a particular date or during a particular period are to income, profits or gains which are for the purposes of any Tax regarded or deemed as having been earned, accrued or received on or before that date or during that period; and

1.2 references to any event occurring or having occurred on or before a particular date or during a particular period are to any event which is for purposes of any Tax regarded or deemed as having occurred on or before that date or during that period.

2. Tax Indemnity

2 2.1 Subject to Completion, the Sellers shall indemnify and hold harmless the Purchaser or, at the option of the Purchaser, the relevant Group Company from and against:

2.1.1 any Tax Liability of any of the Group Companies as a result of any event occurring, or in respect of any income, profits or gains earned, accrued or received, prior to the Completion Date;

2.1.2 any Tax Liability which arises with respect to any period up to the Completion Date which is primarily the liability of another company, for which any of the Group Companies is liable as a result of that other company failing to discharge the Tax Liability including, but not limited to, any liability of the Dutch Group Companies pursuant to Articles 34, 35, 39 and/or 43 of the Dutch Tax Collection Act 1990 (Invorderingswet 1990) or any equivalent thereof in any other jurisdiction;

2.1.3 any Taxes that are offset against a right of the Company or any member of the Purchaser's Group to a refund or repayment in respect of Tax including, but not limited to, any set-off pursuant to Article 24 of the Dutch Tax Collection Act 1990 (Invorderingswet 1990) or any equivalent thereof in any other jurisdiction;

2.1.4 any Tax Liability which arises with respect to any period up to the Completion Date as a result of or in connection with the non-compliance of any of the Group Companies with applicable transfer pricing laws (other than the Dutch transfer pricing laws) relating to the application of the arm's length principle for business transactions and dealings with related parties and the timely preparation and/or filing of transfer pricing documentation in compliance with the relevant Tax Law;

2.1.5 any Tax Liability of any of the Dutch Group Companies which arises with respect to any period up to the Completion Date as a result of such Dutch Group Company having a permanent establishment or other taxable presence in the United States of America and the filing of (retro-active) Tax Returns in the United States of America in respect of such permanent establishment or taxable presence; and

EXECUTION VERSION

2.1.6 the use or set off of any Purchaser Relief against any Tax or against income, profits, or gains earned accrued or received in circumstance where, but for such use or set off, a Group Company would be liable to make an actual payment of Tax for which the Sellers would have been liable under paragraphs 2.1.1, 2.1.2, 2.1.3, 2.1.4, or 2.1.5 of this Schedule 6 (Tax Deed), whereby the amount of the Tax Liability is for these purposes deemed to be equal to the amount of the actual liability to Tax that is save by the use or set-off of the Purchaser Relief, but in no case exceeding the amount of the Purchaser Relief used or set-off;

including all reasonable costs and expenses incurred by the Purchaser or a member of the Purchaser's Group in connection with any Tax Liability or in connection with any action taken in avoiding, resisting or settling any such Tax Liability or Tax referred to above.

2.2 For the purpose of paragraph 2.1.1, the amount of the Tax Liability that is due prior to the Completion Date will be deemed equal to the amount which would be payable if the taxable year ended immediately prior to the Completion Date.

3 Exclusions

3.1 The Tax Indemnity contained in paragraph 2 of this Schedule 6 (Tax Deed) shall not cover any claim under the Tax Indemnity or the Tax Warranties to the extent that:

3.1.1 it arises as a result of any event occurring, or in respect of any income, profits or gains earned, accrued or received, in the ordinary course of business of any of the Group Companies as carried out per the date of this Agreement between the Effective Date and the Completion Date (for the avoidance of doubt, any Tax due as a result of any non-compliance with applicable Law during the period between the Effective Date and the Completion Date is not considered to be in the ordinary course business of any of the Group Companies);

3.1.2 a specific provision or reserve in respect of the liability concerned has been made in the Locked Box Accounts or the liability concerned has explicitly been taken into account in calculating the Purchase Price;

3.1.3 the liability concerned arises as a result of any change in Tax rate made after Completion or any change in Law or generally accepted accounting practice, or a change in interpretation on the basis of published authoritative case Law, regulation, directive or requirement, or a change in any published practice of any Tax Authority, occurring after the Completion Date;

3.1.4 the liability concerned would not have arisen but for, or is increased by, a voluntary transaction, action or omission (including a failure or omission to make any claim or relief) carried out or effected by any member of the Purchaser's Group, at any time after the Completion Date, other than any transaction, action or omission which (i) is in the ordinary course of business as carried on by the Group Companies at Completion, (ii) the Purchaser or the Group Companies were committed to do under a legal commitment or agreement that existed on or before Completion, (iii) was carried out or effected by the Purchaser or any of the Group Companies at the request or direction of the Sellers, or (iv) would not have resulted in the liability concerned had the Tax Warranties been true or accurate;

EXECUTION VERSION

3.1.5 notice of a claim in respect of the liability concerned is delivered by the Purchaser or any member of the Purchaser's Group to the Sellers' Representative after the date as referred to in Clause 19.5.1b) of the Agreement;

3.1.6 the liability concerned arises as a result of the Purchaser or any member of the Purchaser's Group failure to comply with its obligations under this Schedule 6 (Tax Deed);

3.1.7 the liability concerned arises as a result of a change after Completion Date (i) in the length of any accounting period for Tax purposes of any member of the Purchaser's Group or, (ii) in any accounting policy (including, without limitation, the treatment of timing differences and the basis on which assets are valued), or (iii) in tax reporting practice of any member of the Purchaser's Group, in each case other than in order to comply with applicable Law or generally accepted accounting principles applicable to the Group Companies; or

3.1.8 recovery has been made or can be made, recovery is available under an insurance policy (with respect to claims under the Tax Indemnity, other than the W&I Insurance Policy), or the liability concerned is otherwise compensated for without any cost to the Purchaser, the Company or any other member of the Purchaser's Group, including under the Seller's Warranties.

3.2 When calculating the liability of the Dutch Seller and the US Seller in respect of a Tax Claim, the amount of any Tax Benefit that is directly connected with such Tax Claim or the fact or facts giving rise to such Tax Claim, in each case in the year in which such Tax Claim is incurred, shall be deducted.

4 Due date for payment in relation to Tax Claims

4.1 The due date for a payment to be made by the Sellers under this Schedule 6 (Tax Deed) will be the date falling five (5) Business Days prior to the latest day for payment of the relevant Taxes in order to avoid penalties for late payment arising (taking into account for this purpose any application to postpone payment of, appeal against, or amendment of any assessment or other notification of such Taxes).

5 Sellers' Tax Refund

5.1 If any Group Company or any member of the Purchaser's Group has a right to, or receives, a rebate, refund, or repayment in respect of Tax after the Completion Date in respect of any period up to the Effective Date, where the payment has not been included in the Locked Box Accounts (the amount of such rebate, refund or repayment a Sellers' Tax Refund), then:

5.1.1 the Purchaser shall within fifteen (15) Business Days of the receipt or realization of such Sellers' Tax Refund notify the Sellers' Representative and shall take, or will procure that such member of the Purchaser's Group takes such action as reasonably required to obtain such Sellers' Tax Refund; and

EXECUTION VERSION

5.1.2 the Purchaser shall pay to the Dutch Seller or the US Seller, as the case may be, the amount of such Sellers' Tax Refund within ten (10) Business Days of the receipt or realization of such Sellers' Tax Refund.

5.2 In the event that any Sellers' Tax Refund for which a payment has been made pursuant to this paragraph 5 is subsequently reduced or disallowed, the Sellers shall promptly repay such amount to the Purchaser.

6 Preparation of Tax Returns

6.1 The Dutch Seller, or the US Seller with respect to Tradin US, shall, at their own cost, timely prepare and file, or procure the preparation and filing of, all Tax Returns in respect of the Group Companies in accordance with applicable Law and in a manner and on a basis consistent with past practice, to the extent that these (i) are required to be filed on or prior to the Completion Date or (ii) relate to the Dutch CIT Fiscal Unity, or (iii) with respect to Tradin US, regard any period ending on or before the Completion Date. In connection therewith, the Sellers shall:

6.1.1 send to the Purchaser for review draft Tax Returns at least twenty (20) Business Days prior to the due date for filing thereof;

6.1.2 provide the Purchaser with such further information and assistance as they may reasonably require in order to review such draft Tax Return;

6.1.3 accept and incorporate all reasonable comments the Purchaser may have in respect of such draft Tax Return, provided that such comments are received by the Seller at least five (5) Business Days before the due date for filing thereof; and

6.1.4 only file such Tax Return after prior written consent from the Purchaser which consent shall not be withheld if the Tax Return is in accordance with applicable Law.

6.2 The Purchaser shall prepare and file, or procure the preparation and filing of, all Tax Returns in respect of the Group Companies not covered by paragraph 6.1 of this Schedule 6 (Tax Deed) in accordance with applicable Law. To the extent that any such Tax Return relates to a period that starts prior to the Effective Date or may result in a Tax Claim against the Dutch Seller or the US Seller, the Purchaser shall:

6.2.1 send to the Dutch Seller or the US Seller, as applicable, for review draft Tax Returns at least twenty (20) Business Days prior to the due date for filing thereof;

6.2.2 provide the Dutch Seller or the US Seller, as applicable, with such further information and assistance as they may reasonably require in order to review such draft Tax Return;

6.2.3 accept and incorporate all reasonable comments the Dutch Seller or the US Seller, as applicable, may have in respect of such draft Tax Return, provided that such comments are received by the Purchaser at least five (5) Business Days before the due date for filing thereof; and

EXECUTION VERSION

6.2.4 only file such Tax Return after prior written consent from the Dutch Seller or the US Seller, as applicable, which consent shall not be withheld if the Tax Return is in accordance with applicable Law.

6.3 The Parties shall provide each other with the information and assistance as may be reasonably required in order to ensure the proper and timely completion and filing of the Tax Returns.

6.4 The Purchaser nor the Sellers shall take any position in the Tax Returns relating to the Group Companies with respect to any period ending on or before the Completion Date that is contrary to the position that the Sellers or the Group Companies have taken or will take in the Tax Returns filed in the period up to the Completion Date, unless this is mandatory under applicable Law or with the prior written consent of the other Party.

6.5 The Purchaser shall not amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return filed by the Group Companies for any period ending on or before the Effective Date unless (i) this does not adversely affect the position of the Dutch Sellers or the US Seller or (ii) this is required by applicable Law. Without prejudice to the foregoing, in the event of any amendment, refiling or other modification of any Tax Returns as referred to in this paragraph 6.5, the Dutch Seller or the US Seller shall have the right to review such Tax Returns and any amendment or modification thereof at least twenty (20) Business Days prior to the due date for filing thereof and the Purchaser shall accept and include all reasonable comments of the Dutch Seller or the US Seller to the extent such comments are in accordance with applicable Law.

6.6 The Dutch Seller shall cancel any existing authority held by any Representative to sign Tax Returns on behalf of any member of the Company or any Dutch Group Companies with effect from the Completion Date.

7 Conduct of Tax Claims

7.1 Subject to Completion, if the Purchaser or any other member of the Purchaser's Group is notified or becomes aware of any fact, matter, circumstance or event which has given or might give rise to a claim in respect of Tax against any of them or a Tax Liability and which, in turn, has given or might give rise to a Tax Claim (each a Tax Issue), the Purchaser shall notify the Sellers' Representative thereof in writing as soon as reasonably possible but in any event within ten (10) Business Days after becoming aware of such fact, matter, circumstance or event, providing as much information as reasonably possible, including copies of notices, correspondence or other documents that may be relevant for such Tax Issue.

7.2 Subject to paragraph 7.3 of this Schedule 6 (Tax Deed), the Purchaser shall control the conduct of any Tax Issue. The Purchaser shall:

7.2.1 on an on-going basis keep the Sellers' Representative promptly informed of and consult with the Sellers' Representative with respect to all material developments in relation to such Tax Issue;

EXECUTION VERSION

7.2.2 take all reasonable efforts to keep any Tax Liability or Tax Claim in respect of such Tax Issue as low as possible;

7.2.3 take into account any reasonable requests the Sellers' Representative may have in pursuing the conduct of any such Tax Issue; and

7.2.4 take into account any reasonable comments the Sellers' Representative may have, and obtain the Sellers' Representative's prior written consent (which consent shall not be unreasonably withheld or delayed), on:

a) any material decisions relating to the conduct of the Tax Issue;

b) any material communication to any third party (including any Tax Authority or competent court in relation to such Tax Issue); and

c) any admission of liability, or any agreement, settlement or compromise of any kind in relation to such Tax Issue.

7.3 The Dutch Seller shall have the control of any Tax Issue that may reasonably give rise to a claim in respect of the Dutch CIT Fiscal Unity.

7.4 The Parties agree to, and the Purchaser shall procure that the Company will, preserve all information, records and documents that may be required for the conduct of any Tax Issue until the expiration of any applicable statute of limitations or extensions thereof or for as long as the relevant dispute continues and, upon reasonable notice, to provide each other access to all books and records relating to the Company as may be reasonably required to exercise its rights under this Schedule 6 (Tax Deed).

8 Dutch CIT Fiscal Unity

8.1 The Dutch CIT Group Companies shall be separated from the Dutch CIT Fiscal Unity as per the Dutch CIT Fiscal Unity Dissolution Date. The Dutch Seller and the Purchaser envisage and shall take the position that, and shall cause the Dutch CIT Group Companies to take the position that, the Dutch CIT Fiscal Unity Dissolution Date is the Completion Date. The Dutch Seller shall cause that within two (2) weeks after the date of this Agreement a request is filed with the Dutch Tax Authority on the basis of paragraph 3.3 of the Dutch CIT Decree asking the Dutch Tax Authority to confirm that the Dutch CIT Fiscal Unity Dissolution Date is not the date of this Agreement but the Completion Date.

8.2 As soon as reasonably practicable following the Completion Date, but in any event within six (6) months from the Completion Date, the Dutch Seller shall provide the Purchaser with (i) the Opening Balance Sheet of the Dutch CIT Group Companies as per the Dutch CIT Fiscal Unity Dissolution Date and (ii) explanatory notes thereto, which shall be prepared in a manner and on a basis consistent with past practice and in accordance with the rules of the CITA. The Dutch Seller shall take into account all reasonable comments the Purchaser may have in relation to the Opening Balance Sheet. If the Purchaser does not comment on the Opening Balance Sheet within twenty (20) Business Days after receipt thereof, the Opening Balance Sheet is deemed to be approved and becomes final. The Purchaser shall cause the Dutch CIT Group Companies and the Dutch Seller shall act in accordance with the final Opening Balance Sheet, including but not limited to procuring that a corresponding position shall be taken in any Tax Return, unless required by applicable Law.

EXECUTION VERSION

8.3 Subject to paragraph 8.4 below, the Dutch Seller shall ensure that on or prior to Completion any Tax Agreements in relation to the Dutch CIT Fiscal Unity to which the Dutch CIT Group Companies are a party shall be terminated with effect from the Effective Date.

8.4 Parties agree that the following settlement shall apply with respect to the aggregate amount of income, profits or gains earned, accrued or received (for the avoidance of doubt, including any Leakage items which shall be attributed to the Dutch CIT Group Companies) by the Dutch CIT Group Companies during the period between the Effective Date up to the Dutch CIT Fiscal Dissolution Date and which are, as a result of the existence of the Dutch CIT Fiscal Unity, attributed to the Dutch Seller as the parent company of the Dutch CIT Fiscal Unity and which in the absence of the Dutch CIT Fiscal Unity would have been attributed to the account of the Dutch CIT Group Companies (the Post-Effective Date CIT Result). Parties agree that the Post-Effective Date CIT Result shall be calculated as if the Dutch CIT Group Companies together formed a fiscal within the meaning of Article 15 CITA as from and including the Effective Date up to the Dutch CIT Fiscal Unity Dissolution Date:

8.4.1 on or before the Completion Date, the Dutch Seller shall provide the Purchaser with its good faith estimate of the Post-Effective Date CIT Result, including explanatory notes thereto, which shall be determined in accordance with applicable Law and consistent with past practice;

8.4.2 if the Dutch Seller's estimate of such Post-Effective Date CIT Result is a positive amount, the Purchaser shall, at Completion, pay to the Seller, to the extent possible by way of an adjustment of the Purchase Price, an amount equal to the sum of (i) the positive amount, multiplied by (ii) the applicable statutory corporate income tax rate; and

8.4.3 if the Dutch Seller's estimate of such Post-Effective Date CIT Result is a negative amount, the Dutch Seller shall pay to the Purchaser, by means of set-off or otherwise, and to the extent possible by way of an adjustment to the Purchase Price, and amount equal to the sum of (i) the negative amount multiplied by (ii) the applicable statutory Tax rate.

8.5 As soon as reasonably practicable after the Completion Date, but in any event within three (3) months from the Completion Date, the Dutch Seller shall provide the Purchaser with a calculation of the final Post-Effective Date CIT Result determined on the basis of the same principles as set out in paragraph 8.4 above. The Dutch Seller shall take into account any reasonable comments the Purchaser may have in relation to the calculation of the final Post-Effective Date CIT Result, provided that such comments are received by the Seller in writing within twenty (20) Business Days after the date that the Dutch Seller provided the Purchaser with the calculation of the final Post-Effective Date CIT Result. Where any comments are made by the Purchaser, the Parties shall attempt to amicably resolve the issue. Should they fail to do so within twenty (20) Business Days upon receipt of such comments from the Purchaser by the Dutch Seller, the matter shall be referred to a Tax Expert for expert determination (bindend advies) in accordance with the provisions of Schedule 16 (Expert).

EXECUTION VERSION

8.6 Any difference between the amount determined in paragraph 8.4 above and the amount finally determined in paragraph 8.5 above shall be settled between the Parties within ten (10) Business Days after the date on which the final Post-Effective Date CIT Result has been finally determined pursuant to paragraph 8.5 above.

9 Local File & Master File

9.1 The Sellers shall at their own expense be responsible for and prepare, or shall procure the preparation of, a Local File and a Master File relating to the Group Companies for the financial years up to and including FY2019, in each case within the applicable time limits. The Sellers shall, or shall procure that the relevant member of the Sellers' Group shall, transfer to the Purchaser all Local Files and Master Files relating to the financial years up to and including FY2019 at the time such Local Files and Master Files have been finalized, but in any event before 1 May 2021.

9.2 The Sellers shall, at Purchaser's expense, provide the Purchaser with such information and assistance as Purchaser may reasonably require to comply with its obligations in respect of the preparation of any Local File and Master File relating to the Group Companies for the financial year in which Completion takes place.

10 Governing procedure for Tax Claims

10.1 This Schedule 6 (Tax Deed) governs the procedure for all Tax Claims and in case of a conflict between this Schedule 6 (Tax Deed) and the remainder of the Agreement, this Schedule 6 (Tax Deed) will prevail. Without detracting from the foregoing, the limitations set forth in Clause 19 (Sellers' Liability), with the exception of Clauses 19.2, 19.10 and 19.12, shall apply mutatis mutandis with respect to any claim made by the Purchaser under this Schedule 6 (Tax Deed).

11 FIRPTA

11.1 Prior to the Completion Date, the US Seller shall have delivered to the Purchaser a certificate of the US Seller's non-foreign status in accordance with Treasury regulations Section 1.1445-2(b)(2).

EXECUTION VERSION

Schedule 20 - Definitions and Interpretation

Additional Leakage Amount:	has the meaning ascribed thereto in Clause 5.6;

Additional Leakage Amount Statement:	has the meaning ascribed thereto in Clause 5.6;

Affiliate:	means in relation to any legal Person, any Person which is Controlled by, Controls or is under common Control with, such Person; and from time to time;

Agreed-Upon Allocation:	has the meaning ascribed thereto in Clause 3.3;

Agreement:	means this share sale and purchase agreement, including the recitals, the Schedules and the Annexes thereto, as amended, supplemented or substituted in accordance with the terms hereof at any time and from time to time;

Annexes:	means the annexes to the Schedules;

Annual Accounts:	means the audited consolidated annual accounts of SunOpta, Inc. for the financial year 2019 as per 28 December 2019;

Assumed Debt:	means the loans made available to the Group Companies by ING (data room reference 7.2.1.2.6 and 7.2.1.2.1), Lion Bank (data room references 7.2.1.9, 7.2.1.5.1 and 7.2.1.5.3) the SunVado Loan, Rabo Lease (7.2.1.1.1 and 7.2.1.12), the Agdevco Loan (7.2.1.11), and the ABN Amro Financial Lease

Award Agreements:	means the individual award agreements between the relevant Service Providers and the Parent or any of its Subsidiaries;

Base Purchase Price:	has the meaning ascribed thereto in Clause 3.1.1;

Breach:	means a breach of any Sellers' Warranty;

Bring-Down Disclosure Letter	has the meaning ascribed thereto in Clause 21.1.4;

Business:	has the meaning ascribed thereto in recital (F);

Business Day:	means a day other than a Saturday or Sunday or a banking holiday in the Netherlands or the United States of America;

CITA:	means the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969);

Claim Notice:	means a notice in writing by the Purchaser to one or more Sellers, claiming action and/or payment from the relevant Seller pursuant to Clause 19.5.4;

EXECUTION VERSION
Clause:	means a clause of this Agreement;

Company:	means the legal entity referred to in recital (A) of this Agreement;

Company Intellectual Property:	means all Intellectual Property Rights owned or purported to be owned by any Group Company;

Company Software:	means all Software owned or purported to be owned by any Group Company;

Company Privacy Policy:	means each external or internal, past or present privacy policy of any Group Company, including any policy relating to: (a) the privacy of users of any website or mobile application of any Group Company; or (b) the collection, use, storage, disclosure, and transfer of any Personal Information;

Completion:	the transfer of the Shares pursuant to the execution of the Dutch Deed of Transfer and the transfer of the Interests pursuant to the execution of the US Assignment of Interests;

Completion Agenda:	means the completion agenda attached as Schedule 3 (Completion Agenda);

Completion Conditions:	has the meaning ascribed thereto in Clause 4.1;

Completion Date:	means the date set for Completion pursuant to Clause 14.1;

Completion Payment:	has the meaning ascribed thereto in Clause 3.1;

Confidential Information	means any and all technical, business and other confidential information of or relating to the disclosing Party, their businesses or assets including data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, marketing plans, business plans or operations;

Contaminants:	means (a) any critical defects, including without limitation any critical error or critical omission in the processing of any transactions and (b) any disabling codes or instructions and any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other Software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of any information technology systems, computers, Software or data;

Control:	means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting interests, by contract or otherwise;

EXECUTION VERSION
Country-by-Country Report:	means any country-by-country report (landenrapport) as meant in Article 29c CITA (or any similar provision under applicable foreign Law);

Damages:	any and all damages to be determined in accordance with title 1, section 10 of Book 6 DCC, suffered or incurred by the Purchaser or by any Group Company, whereby the Damages of the Group Companies shall be attributed to the Purchaser;

Data Room:	the online virtual data room hosted by Venue named "Project Vincent" containing documents in relation to the Group Companies , which was made available on behalf of the Sellers to the Purchaser and the Purchaser Representatives from 25 September 2020 to 9 November 2020 as copied on the data carrier attached as Schedule 8 (Data carrier);

DCC:	means Dutch Civil Code (Burgerlijk Wetboek);

Deductible	means the amount equal to EUR 825,000 euro (eight hundred and twenty five thousand euro);

Disclosed Information:	means (i) the contents of this Agreement; (ii) all the information made available in or through the Data Room; (iii) the Financial VDD Report, the Teaser, the Information Memorandum and the Trading Updates; (iv) any and all written answers to questions raised by the Purchaser or its Representatives in the context of the Due Diligence Investigation; (v) any written information provided to the Purchaser or its Representatives during or otherwise in relation to the management presentations, the management interviews and the site visits; (vi) any and all other written information made available to the Purchaser or any of its Affiliates or Representatives by or on behalf of one or more of the Sellers during the period prior to the date of this Agreement, (the information described under (ii) through (vi) to the extent stored on the data carrier attached as Schedule 8) (Data carrier);

Due Diligence Investigation:	has the meaning ascribed to it in Recital (L);

Dutch Deed of Transfer:	the notarial deed of transfer of the Shares substantially in the form of the draft which is attached to this Agreement as Schedule 7 (Deed of Transfer);

Dutch CIT Decree:	means the decree of the State Secretary of Finance of 20 June 2020, no. 2020-06221, Stcrt. 2020, 32618, and as amended over time;

EXECUTION VERSION
Dutch CIT Fiscal Unity:	means the fiscal unity (fiscale eenheid) established between the Dutch Seller as parent company of the fiscal unity and the Dutch CIT Group Companies as subsidiaries pursuant to Article 15 CITA;

Dutch CIT Fiscal Unity Dissolution Date:	means date on which the Dutch CIT Group Companies cease to be a member of the Dutch CIT Fiscal Unity;

Dutch CIT Group Companies:	means the Company, Crown of Holland B.V., Tradin Organic Agriculture B.V., Organic Development Services B.V., Tradin Organic Cacao B.V. and, as per January 1, 2020, SanMark B.V.;

Dutch Fundamental Warranties:	means the warranties granted by the Dutch Seller in respect of itself and the Dutch Group Companies as listed under paragraphs 1, 2, 3 and 4 of Schedule 4 (Sellers' Warranties);

Dutch GAAP:	means generally accepted accounting principles, policies and practices in the Netherlands as set forth in Title 9 of Book 2 DCC;

Dutch Group Companies:	the Company and the Subsidiaries collectively, also referred to as the Dutch Group, and individually also as a Dutch Group Company;

Dutch Seller:	has the meaning set out in the introduction of this Agreement;

Dutch VAT Fiscal Unity:	means the fiscal unity (fiscale eenheid) established between the Company, Tradin Organic Agriculture B.V., SunOpta Foods Europe B.V., SunAvo B.V., Sanmark B.V., Trabocca B.V., Crown of Holland B.V. and Tradin Organic Cacao B.V. pursuant to Article 7(4) of the Dutch Value Added Tax Act 1968 (Wet op de omzetbelasting 1968);

Dutch Warranties:	means the warranties granted by the Dutch Seller in respect of the Dutch Group Companies listed under paragraphs 1 - 4 and 6 - 9 of Schedule 4 (The Sellers' Warranties);

Effective Date:	28 June 2020, commencing at 00:00 hours;

Employees:	the individuals employed by any of the Group Companies, including any individual that has an employment agreement with any of the Group Companies (arbeidsovereenkomst);

Employee Benefit Plan:	(i) each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), (ii) each employment, consulting or other service agreement or arrangement, and (iii) each severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, transaction, change in control, stock option, restricted stock or other compensatory equity or equity-based, savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and each other compensation and/or benefit plan, program, policy, agreement or arrangement offered. maintained, sponsored or contributed to by any Group Company or ERISA Affiliate thereof or under which any Group Company or ERISA Affiliate thereof has any obligation or liability, whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any of its current or former Service Providers, or the spouses, beneficiaries or other dependents thereof;

EXECUTION VERSION
Encumbrance:	all public and private encumbrances, restrictions and charges of any kind, including, without prejudice to the generality of the foregoing, rights of pledge, mortgages, rights of usufruct, rights of servitude, leaseholds, licences, retention of title, liens, claims, rights of pre-emption, restrictions on voting or transfer, rights of first refusal or other third party rights, attachments, contractual rights to create any of the foregoing, whether or not resulting or arising from facts or circumstances which are registrable in any public register;

Environment Agency:	has the meaning ascribed thereto in Clause 6.1.6;

Equity Awards:	has the meaning ascribed thereto in Clause 7.1;

ERISA:	the U.S. Employee Retirement Income Security Act of 1974, as amended;

ERISA Affiliate:	of any Group Company shall mean any entity (whether or not incorporated) that, together with such Group Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the US IC Code;

Expert:	means the Independent Expert or Tax Expert, as applicable;

Fairly Disclosed:	means the disclosure of any matters, facts and/or circumstances in such a manner and with such detail that a prudent Person who is knowledgeable in the relevant field reviewing the relevant information should, on the basis of review of the Disclosed Information, have reasonably been able to assess the financial, legal, commercial and other relevance and consequences of such disclosure;

Final Allocation:	has the meaning ascribed thereto in Clause 3.3;

Financial VDD Report:	the final draft vendor due diligence report prepared for Project Vincent by PwC, dated 19 August 2019 and as updated on 21 August 2020;

Financing Agreements:	means: (i) the senior term and revolving facilities agreement dated 19 October 2020 between Amsterdam Commodities N.V. and Acomo Investments B.V. as original borrowers and original guarantors, Coöperatieve Rabobank U.A. and ING Bank N.V. as bookrunning mandated lead arrangers, the financial institutions listed therein as mandated lead arrangers, original lenders, hedge counterparties and coordinators, Coöperatieve Rabobank U.A. as documentation agent and ING Bank N.V. as facility agent and security agent (the "Senior Facilities Agreement") as may be amended or amended and restated from time to time, and (ii) the equity bridge facility agreement dated 19 October 2020 between Amsterdam Commodities N.V. as company, borrower and guarantor, Acomo Investments B.V. as borrower, Coöperatieve Rabobank U.A. and ING Bank N.V. as mandated lead arrangers and coordinators and Coöperatieve Rabobank U.A. as documentation agent and facility agent (the "Equity Bridge Facility Agreement") as may be amended or amended and restated from time to time;

EXECUTION VERSION
Financing Documents:	has the meaning thereto in Clause 6.1.7d);

Financing Indebtedness:	the indebtedness due by each of the Group Companies under the facility referred to in part A of 6.1.7d) Financing Documents as at the Completion Date, including all interest accrued thereon up to and including the Completion Date as well as any and all break costs, prepayment penalties, costs in relation to release of security and other costs due by any of the Group Companies in connection with, or as a result of, the (early) repayment of the indebtedness due by each of the Group Companies under such Financing Document, except for the Assumed Debt;

Fundamental Warranties:	means any of the Dutch Fundamental Warranties and/or the US Fundamental Warranties;

GM	has the meaning ascribed thereto in Clause 4.12;

Grains and Foods:	means SUNOPTA GRAINS AND FOODS INC., a corporation incorporated under the laws of the State of Minnesota, having its corporate seat in Edina, Minnesota, the United States of America, its registered address at 7301 Ohms Lane, Suite 600, Edina, Minnesota 55439, the United States of America and registered with the commercial register of the Minnesota Secretary of State under file number 4117890-2;

Group Companies:	means the Dutch Group Companies and Tradin US, collectively, also referred to as the Group, and individually also as a Group Company;

Independent Expert:	means the Independent Expert appointed in accordance with Schedule 16 (Expert);

Information Technology:	means any and all information technology and communication technology systems, equipment and solutions, including hardware and any other physical equipment and devices to store, retrieve, transmit and manipulate electronic data, (embedded) software, libraries, (graphical user) interfaces and any other machine-readable instructions, network communication and connectivity solutions, information security measures, tools and protocols, websites, databases, data files, and any and all associated documentation and other (supporting) materials, which at or before the Completion Date (i) are used by or for the benefit of the Company or the Group Companies or (ii) are provided or to be provided by the Company or a Group Company to a third party (including customers), regardless of the manner in which these are used or provided (as a service or otherwise);

EXECUTION VERSION
Intellectual Property Rights	all rights in or affecting intellectual property rights, proprietary rights and/or similar rights, including but not limited to (i) all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention; (ii) all copyrights and copyrightable works including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions; (iii) all trademarks, service marks, logos, trade names, Internet domain names, social media tags, 1-800, 1-888, 1-877 and other "vanity" telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress; (iv) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, computer programs, and all hardware, Software and processes; (v) and all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing paragraphs (i) through (iv), the right to file applications and obtain registrations, all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and all rights arising therefrom and pertaining thereto and all products, proceeds, rights of recovery, and revenues arising from or relating to any and all of the foregoing;

Independent Tax Expert:	means the Independent Tax Expert appointed in accordance with Schedule 16 (Expert);

EXECUTION VERSION
Interest Amount:	the amount equal to the Interest Rate over the Base Purchase Price calculated over the period as from the Effective Date up to the Completion Date;

Interest Rate	5% (five percent) per annum on the basis of a 365 day year based on the actual number of calendar days lapsed:

Interest Purchase Price:	has the meaning ascribed thereto in Clause 3.1.1;

Interests:	has the meaning ascribed to it in recital (D);

Irrevocable Undertakings	has the meaning ascribed to it in recital (P);

Joint Insurance Claim	has the meaning ascribed thereto in Clause 16.6;

Key Employees:	means the key employees of the Group Companies listed in Schedule 9 (Key Employees);

Last Accounting Date:	means 27 June 2020;

Law:	means all applicable legislation, statutes, directives, regulations, rules, judgements, decisions, decrees, orders, instruments, by-laws, directives and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other state, provincial or local laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement;

Leakage:	any of the following events:

(i) any (interim) dividend or other distribution declared, paid or made by any of the Group Companies other than to any of the Group Companies,

(ii) other than in the ordinary course of business and at arm's length terms (including under services or supply agreements), any payments made by or on behalf of any Group Company to (or liabilities assumed, indemnified and/or incurred for the financial benefit of) any member of Sellers' Group,

(iii) amounts paid or payable by any of the Group Companies to any member of the Sellers' Group for management, supervision or monitoring fees and divisional allocations of costs, other than direct attributable expenses and remuneration in the normal course of business charged on the basis of arrangements in place before the Signing Date and Fairly Disclosed, in any case not exceeding EUR 0.9 million on an annualized basis;

(iv) any waiver or discount of any obligations and/or amounts owed to any of the Group Companies by any member of Sellers' Group,

(v) any payments made by any of the Group Companies, other than to any of the Group Companies, in respect of any share capital, loan capital or other securities of any of the Group Companies being issued, redeemed, purchased or repaid, or any other return of capital;

EXECUTION VERSION

(vi) any sale and/or transfer of assets, rights or other claims, by or to any Group Company by (or on behalf of) or to any member of Sellers' Group;

(vii) any borrowing of any amount(s), or liabilities of any kind, by any member of Sellers' Group which are assumed, indemnified or otherwise settled or incurred by or on behalf any Group Company,

(viii) the amount or value of any waiver of a claim or disposal of any rights of value by any of the Group Companies in respect of an agreement or arrangement with any member of the Seller Group and/or their Related Persons,

(ix) any external advisors' fees and bonuses in relation to the transactions contemplated by this Agreement made or payable by or on behalf of any Group Company, to any person other than to any of the Group Companies;

(x) any payments for change of control, retention, termination, severance or other similar amounts (whether paid prior to, upon or after the Completion and whether or not in connection with another event, including any termination of employment);

(xi) any payment or bonus (in cash or in kind) made or agreed to be made to any director of the Group Companies or Employee in connection with the Transaction;

(xii) an amount equal to any termination, breakage, pre-payment or other fees paid or payable by any of the Group Companies as a result of repayment of any debt and/or hedge arrangements and/or the release of security rights in respect thereof;

(xiii) any amount of Tax payable by any Group Company with respect to the items (i) through (vi) above;

(xiv) any agreement, undertaking or commitment to do any of the matters set out in (i) to (viii) inclusive above,

in each case occurring or taking effect after the Effective Date and save for any Permitted Leakage.

Leakage Amount:	means the Leakage minus the Leakage Tax Benefit, such amount to be increased by interest against the Interest Rate over the period as from the date the Leakage occurred up to the Completion Date;

Leakage CIT:	means, in respect of each Leakage item or Additional Leakage item, the portion thereof which is actually deductible by the Group Companies for corporate income tax purposes, multiplied by the applicable corporate income tax rate;

Leakage Statement:	has the meaning ascribed thereto in Clause 5.2;

Leakage Tax Benefit:	means the aggregate of the Leakage CIT and the Leakage VAT;

EXECUTION VERSION
Leakage VAT:	means, in respect of any Leakage item or Additional Leakage item, the amount of VAT which is actually recoverable or can actually be set off by the Group Companies in connection therewith;

Local File:	means any local file (lokaal dossier) as meant in Article 29g CITA (or any similar provision under applicable foreign Law);

Locked Box Accounts:	means the unaudited special purpose accounts, consisting of a reconciled balance sheet and an income statement for the Group Companies, including the Premium Juice Business, as per the Last Accounting Date as specified in the "Jun20" columns in the attached Schedule 19 (Locked Box Accounts and Pro Forma Combined Accounts) hereto;

Long Stop Date:	means 31 March 2021;

Major Purchaser Shareholder:	has the meaning ascribed to it in recital (P);

Master File:	means any master file (groepsdossier) as meant in Article 29g CITA (or any similar provision under applicable foreign Law);

Material Contracts:	all agreements to which any of the Group Companies is a party and which (i) has an indefinite term or a term of more than one (1) year, with the exception of (a) agreements that the relevant Group Company may at any time terminate in full within three (3) months and without any compensation or penalty becoming due by the relevant Group Company to the other party or any third party; (b) agreements to supply a Group Company with goods or services that are freely available and that does not require the relevant Group Company to incur any costs, including costs of training and use, of more than EUR 10,000 per good or service or, where applicable, per group of the same goods or services; (c) employment agreements; (ii) agreements to which a Group Company is a party relating to the licensing, acquisition, development, disposition, appropriation or the nondisclosure of any Intellectual Property Rights or Software other than non-exclusive licenses granted to a Group Company to use generally commercially available, "off-the-shelf" or "shrink-wrapped" Software that has not been misused, customized, or redistributed or otherwise incorporated into any Company Software or other Company Intellectual Property; (iii) imposes obligations with a total value of more than EUR 3,000,000 on the relevant Group Company or on the other party;

Merger Clearance Condition:	has the meaning ascribed thereto in Clause 4.2;

Non-Owned Property:	means the real property with respect to which any of the Group Companies has a right in rem (beperkte rechten) or a personal right by (lease)contract or otherwise;

EXECUTION VERSION
Notary:	Paul van der Bijl, civil law notary (notaris), or his deputy (plaatsvervanger) or any other civil law notary of NautaDutilh N.V.;

Notary Letter:	means the notary letter substantially in the form attached to this Agreement as Schedule 10 (Notary Letter);

Notice of Disagreement:	has the meaning ascribed thereto in Clause 5.8;

Open Source	means open source, public source or freeware Software, or any modification or derivative thereof, including any version of any Software licensed pursuant to any GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero General Public License (AGPL), the Mozilla Public License (MPL), the Berkeley Software Distribution (BSD) licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, any derivative of the foregoing, or other Software that is licensed pursuant to a license that purports to require the distribution of or access to Source Code of Software or purports to restrict one's ability to charge for distribution of or to use of Software for commercial purposes.

Opening Balance Sheet:	means the balance sheet of the Company as per the Dutch CIT Fiscal Unity Dissolution Date, in accordance with Article 13 of the Fiscal Unity Regulation 2003 (Besluit fiscale eenheid 2003);

Organic Certificates:	any certificate issued by a relevant certification agency and/or competent authority, inter alia, without being limited thereto, certificates related to the production, manufacturing, processing, marketing, warehousing, exporting and/or distribution of Kosher foods, Non-GMO foods, organic foods and organic agricultural products, required to be able to produce, manufacture, process, market, warehouse, export, and distribute those foods and/or products as respectively 'Kosher', 'Non-GMO', 'Organic';

Other Agreements	has the meaning ascribed thereto in Clause 7.1

Owned Property:	means the real property held in full or co-ownership by any of the Group Companies;

Parent	means SunOpta, Inc.;

Parent Equity Agreements:	means the Stock Incentive Plan, the Award Agreements and any other agreement or arrangement that contains provisions modifying the terms of the Stock Incentive Plan or the Award Agreements, including retention letters and employment agreements, together;

Parent Group:	the Parent and its Affiliates;

Parties:	has the meaning set out in the introduction of this Agreement;

EXECUTION VERSION
Permits:	all public and private licenses, permits, permissions, leaves, authorizations, approvals, certifications, registrations, filings, clearances, consents, exemptions, dispensations, however named, issued by a Regulatory Authority;

Permitted Leakage:	means any of the items listed under the heading "Permitted Leakage" on the Project Vincent Leakage Schedule as disclosed by Sellers to Purchaser;

Person:	means an individual, a company or corporation, a partnership, a limited liability company, a trust, an association, a foundation or other legal entity or unincorporated organisation, including any governmental authority;

Personal Information:	means any information relating to an identified or identifiable natural person; an "identifiable person" is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including without limitation unique device or browser identifiers; and shall also mean "personal information" or "personal health information" or "personal financial information" as defined by applicable laws relating to the collection, use, sharing, storage, handling, retention, destruction and/or disclosure of information about an identifiable individual.

PJ Cash Flow Statement	the document relating to the cash flow generated in the Premium Juice Business in the period between the Effective Date and the PJ Transfer Date as disclosed by the Sellers to the Purchaser;

PJ Transfer Date	means 31 October 2020;

PJ Transfer Date Accounts	the accounts in respect of the Premium Juice Business as per the PJ Transfer Date as disclosed by the Sellers to the Purchaser;

PJ Transfer Documentation:	has the meaning ascribed thereto in recital (E);

Plant Based Acquisition:	has the meaning ascribed thereto in Clause 24.5;

PPA:	has the meaning ascribed thereto in Clause 3.3;

Premium Juice Business:	has the meaning ascribed thereto in recital (E);

Privacy Laws:	means all applicable Laws concerning the privacy, security, processing or protection of Personal Information (including for the avoidance of doubt, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, the GDPR), or cybercrime, use of electronic data, requirements for website and mobile application privacy policies and practices, data- or web-scraping, call or electronic monitoring or recording or any outbound communications (including, but not limited to, outbound calling and text messaging, telemarketing, and e-mail marketing);

EXECUTION VERSION
Proposed Allocation:	has the meaning ascribed thereto in Clause 3.3;

Post-Effective Date CIT Result:	has the meaning ascribed thereto in paragraph 8 of the Tax Deed;

Pro Forma Combined Accounts	means the pro forma accounts of the Group Companies and the Premium Juice Business as per 28 December 2019 as specified in the "FY19" columns in the attached Schedule 19 (Locked Box Accounts and Pro Forma Combined Accounts) hereto;

Property:	means the Owned Property and the Non-Owned Property;

Purchase Price:	has the meaning ascribed thereto in Clause 3.1;

Purchaser:	has the meaning set out in the introduction of this Agreement;

Purchaser's Group:	the Purchaser and its Affiliates, including the Dutch Group Companies and Tradin US following Completion;

Purchaser Relief:	means (a) any Relief which arises to a member of the Purchaser's Group at any time and (b) any Relief arising to a Group Company in respect of an event occurring (or deemed to occur), or period commencing after the Effective Date or was included in the Locked Box Accounts;

Purchaser Shares	has the meaning ascribed thereto in Clause 4.10.2;

Purchaser's Warranties:	means the statements made by the Purchaser in Schedule 5 (Purchaser's Warranties);

Refinancing Amount:	has the meaning ascribed thereto in Clause 13.1;

Regulatory Authority:	means any government (whether supranational, national, provincial, or any other level, or any arbitrator, tribunal, arbitral body or court of competent jurisdiction, regulatory or administrative agency or commission, quasi-governmental or private certifying or other regulatory body, or other governmental authority, division, body, organization or instrumentality (in each case whether federal, state, local, provincial, foreign, international, multinational or self-regulatory);

Relief:	means any loss, allowance, depreciation, amortization, credit, relief, exemption, deduction or set off, or other relief of a similar nature granted by or available in relation to Tax, and any right to a repayment of Tax;

EXECUTION VERSION
Representative:	any director, officer, employee, advisor or agent of the Party concerned;

Restrictive Covenants Agreement:	has the meaning ascribed thereto in recital (G);

Restricted Period:	has the meaning ascribed thereto in Clause 24.1;

Retained Insurance Policies:	has the meaning ascribed thereto in Clause 16.6;

Retained Frozen Fruit Business	means the business of processing and selling individually quick frozen ("IQF") fruit for retail (including strawberries, blueberries, mango, pineapple, blends,and other berries) and IQF and bulk frozen fruit for foodservice (including purées, fruit cups and smoothies), which activities are not part of the Transaction and for which no value is paid by Purchaser;

Proceeds:	has the meaning ascribed thereto in Clause 16.6;

Schedules:	means the schedules to this Agreement including the Annexes;

Seller:	has the meaning set out in the introduction of this Agreement;

Sellers' Group:	the Sellers and each of their Affiliates, excluding the Dutch Group Companies and Tradin US following Completion;

Sellers' Representative:	has the meaning ascribed thereto in Clause 28.1;

Sellers' Restricted Business:	has the meaning ascribed thereto in Clause 24.1;

Sellers' Tax Refund:	has the meaning ascribed thereto in paragraph 5 of the Tax Deed;

Sellers' Warranties:	means the statements made by the Sellers in Schedule 4 (Sellers' Warranties);

Service Provider:	means each officer, Employee, individual consultant, manager or director of any Group Company;

Shares:	has the meaning ascribed thereto in recital (A);

Share Issue	means new ordinary shares the Purchaser intends to issue or rights thereto either by a private placement or by granting transferable subscription rights to its existing shareholders pro rata to their shareholdings in order to fund the Purchase Price and the Refinancing Amount or repay the amount drawn under a financing used to pay the Purchaser Price and the Refinancing Amount;

Share Purchase Price:	has the meaning ascribed thereto in Clause 3.1.1;

Signing Date	the date of this Agreement;

EXECUTION VERSION
Software:	means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, (ii) databases, compilations, data aggregation programs and search engine technologies, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing;

Source Code:	means computer software and code displayed in human readable form, including related programmer comments and annotations;

Step Plan	has the meaning ascribed thereto in Clause 16.7;

Stock Incentive Plan:	means the Amended 2013 SunOpta Stock Incentive Plan;

Stock Options:	has the meaning ascribed thereto in Clause 7.1;

Subsidiaries:	the subsidiaries as set out in Schedule 1 (List of Subsidiaries);

Subsidiary Shares:	means all issued and outstanding shares in the capital of the Subsidiaries;

Supply Agreement:	means the supply agreement between SunOpta Foods and Tradin US, attached to this Agreement as Schedule 11 (Supply Agreement);

SunOpta Foods:	means SUNOPTA FOODS INC., a corporation incorporated under the laws of the State of Delaware, having its corporate seat in Dover, Delaware, the United States of America, its registered address at National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, the United States of America and registered with the commercial register of the Delaware Secretary of State under file number 3722025;

Tax, Taxes or Taxation:	all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, net worth, equity, asset values, turnover, gross receipts, added value or other reference, and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation sales and use taxes, social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax, by way of primary liability or secondary liability or otherwise) as well as any repayment of unlawful state aid in relation thereto, and in respect of any Person, and all penalties, charges, costs and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them;

EXECUTION VERSION
Tax Agreements:	means any agreements pursuant to which a Group Company is required to pay to any of the Sellers an amount equal to any Tax in respect of income, profits or gains or any other agreements that provide for tax sharing provisions;

Tax Authority:	any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any Law in relation to Taxation;

Tax Benefit:	means (i) any Tax Refund actually received by a member of the Purchaser's Group and (ii) any reduction in Tax actually due by any member of the Purchaser's Group;

Tax Claim:	a claim under a Tax Indemnity or under the Tax Warranties;

Tax Deed:	means the Tax deed attached hereto as Schedule 6 (Tax Deed);

Tax Expert:	means any reputable law firm or tax advisory firm that, in respect of any Dutch tax matters, is a member of the Dutch Association of Tax Advisers (Nederlandse Orde van Belastingadviseurs (NOB)), and that is independent from the Parties;

Tax Indemnity:	means the indemnity included in paragraph 2 of the Tax Deed;

Tax Issue:	has the meaning ascribed thereto in paragraph 7 of the Tax Deed;

Tax Liability:	means any liability or increase in liability of the Group Company's to make an actual payment of Tax and insofar it concerns a liability of a Group Company in which the (direct or indirect) share interest is less than 100%, it is the actual payment of Tax multiplied with the (direct or indirect) share interest in that Group Company;

Tax Refund:	means a refund, rebate, or repayment in respect of Tax;

Tax Return:	means any return, declaration, report or information return relating to Taxes, including any schedule or attachment to any of the above, and including any amendments to any of the above;

Tax Warranties:	means the warranties listed under paragraph 8 of Schedule 4 (Sellers' Warranties);

Teaser:	means the teaser in respect of the Group Companies prepared by Rothschild & Co., dated September 2020;

Termination Payment:	has the meaning ascribed thereto in Clause 15.2;

Third Party Claim:	a liability or alleged liability of any of the Group Companies towards a third party (excluding any Tax Authority) pursuant to a claim made by such third party (excluding any Tax Authority);

EXECUTION VERSION
Third Party Claim Notice:	has the meaning ascribed thereto in Clause 19.12.1;

Tradin US:	has the meaning ascribed to it in recital (D);

Tradin US Organic Certificates:	has the meaning ascribed thereto in Clause 9.1;

Transaction:	has the meaning ascribed thereto in recital (Q);

Transitional Services Agreement or TSA:	means the transitional services agreement attached to this Agreement as Schedule 12 (Transitional Services Agreement);

US Assignment of Interests:	the assignment of the Interests substantially in the form of the draft which is attached to this Agreement as Schedule 13 (US Assignment of Interests);

US Fundamental Warranties:	means the warranties granted by the US Seller in respect of itself and Tradin US as listed under paragraphs 1, 2, 3 and 5 of Schedule 4 (Sellers' Warranties);

US GAAP:	means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied;

US IC Code	means the U.S. Internal Revenue Code of 1986, as amended.

US Seller:	has the meaning set out in the introduction of this Agreement;

US Warranties:	means the warranties granted by the US Seller in respect of the Tradin US listed under paragraphs 1 - 3 and 5 - 19 of Schedule 4 (Sellers' Warranties);

VAT:	means (i) value added Tax levied in accordance with Directive 2006/112/EC as implemented in the laws of the relevant member state of the European Union and (ii) any Tax of a similar nature levied by reference to added value, sales and/or consumption;

W&I Insurance Policy:	the insurance policy issued by the W&I Insurance Provider, with the Purchaser as policyholder and beneficiary to provide coverage to the Purchaser in relation to the Sellers' Warranties and the Tax Deed, as attached as Schedule 14 (W&I Insurance Policy); and

W&I Insurance Provider:	has the meaning ascribed thereto in recital (M).

Any reference in this Agreement to:

1.1.1 applicable Law includes any and all governmental (whether supranational, national, state, province or any other level), quasi-governmental or self-regulatory body's Laws, regulations, ordinances rules and any other provisions that have the force of Law;

EXECUTION VERSION

1.1.2 a subsidiary or holding company is to be construed in accordance with section 24a Book 2 DCC;

1.1.3 a group or group company is to be construed in accordance with section 24b Book 2 DCC;

1.1.4 a document in the agreed form is a reference to a document in the form agreed between the relevant Parties as being final, initialled upon the signature of this Agreement by or on behalf of the relevant Parties for the purpose of identification only, subject to such amendments as may be agreed from time to time in writing between the relevant Parties;

1.1.5 words denoting the singular number only shall include the plural and vice versa, except where the context otherwise requires;

1.1.6 a Clause or Schedule, unless indicated to the contrary, is a reference to a Clause of or Schedule to this Agreement;

1.1.7 a statutory provision includes a reference to a statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;

1.1.8 a consent or license includes any authorisation, consent, license, permit, exemption or dispensation of or by any person by whom the same is required at any time; and

1.1.9 to time of day is Central European Time (CET).

1.2 Clause headings used in this Agreement are inserted for ease of reading only and shall not affect the content or the interpretation of this Agreement.

1.3 Terms in this Agreement refer to Dutch legal concepts only and shall be interpreted accordingly. The use of these or similar terms in any other jurisdiction shall be disregarded. In respect of any jurisdiction other than the Netherlands, references to any Dutch legal concept shall be deemed to refer to the concept that most approximates to that Dutch legal concept in that jurisdiction.

1.4 Where any reference is made in this Agreement to the ordinary course of business of the Group Companies, such reference should be construed as a reference to the activities presently conducted by the Group Companies.

1.5 Where any of Sellers' Warranties is qualified by the expression to the best of Sellers' Knowledge or any similar expression, the matters stated in the Sellers' Warranty concerned are limited to the actual knowledge, on the date hereof of the following individuals: Joseph D. Ennen, Scott Huckins, Jill Barnett, Jennifer Yoshihara, Gerard Versteegh, Bob Kouw, Wouter Floot, Hendrik Rabbie, Rafal Taciak, Menno Simons, Joost Hemmelder and Michiel Boon.

EXECUTION VERSION

1.6 Where any obligation is qualified by the expression to use reasonable endeavours, best efforts or any similar expression, it means the efforts that can reasonably be expected from a prudent and determined person, as if the relevant objective was in such person's own interest.

1.7 Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.